                    OFFER TO PURCHASE AND CONSENT STATEMENT


            ILLINOVA CORPORATION                          ILLINOIS POWER COMPANY
     OFFER TO PURCHASE FOR CASH ANY AND              CONSENT SOLICITATION WITH RESPECT
      ALL SHARES OF PREFERRED STOCK OF                    TO ITS PREFERRED STOCK
           ILLINOIS POWER COMPANY


                                                                                           TOTAL
                                                                                       CONSIDERATION
                                                                        SPECIAL CASH    (FOR TENDER
SERIES                                    CUSIP NO.    PURCHASE PRICE     PAYMENT      AND CONSENT)
------                                   -----------   --------------   ------------   -------------
4.08% Cumulative Preferred Stock.......  452092-20-8       $35.56          $1.00          $36.56
4.20% Cumulative Preferred Stock.......  452092-30-7       $36.63          $1.00          $37.63
4.26% Cumulative Preferred Stock.......  452092-40-6       $37.17          $1.00          $38.17
4.42% Cumulative Preferred Stock.......  452092-50-5       $38.61          $1.00          $39.61
4.70% Cumulative Preferred Stock.......  452092-60-4       $41.11          $1.00          $42.11
7.75% Cumulative Preferred Stock.......  452092-79-4       $52.00          $1.00          $53.00



--------------------------------------------------------------------------------
    THE TENDER OFFER, THE CONSENT SOLICITATION AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 22, 2002, WHICH IS THE EXPIRATION DATE, UNLESS EXTENDED.

--------------------------------------------------------------------------------

    Illinova Corporation, a wholly owned subsidiary of Dynegy Inc., invites you to tender your shares of cumulative preferred stock of Illinois Power Company, or IPC, for purchase by Illinova at the applicable cash purchase price per share listed above plus an amount equal to any accrued but unpaid dividends up to but not including the settlement date.

    Concurrently with the tender offer by Illinova, IPC's board of directors is soliciting the written consent of holders of preferred stock as of February 20, 2002, which is the record date, in connection with a proposal to amend IPC's articles of incorporation to eliminate a provision that restricts IPC's ability to issue or assume unsecured debt.


    If you are a holder of record of shares as of the record date and, prior to the expiration date:


    - you validly tender your shares and validly grant your consent, you will receive the total consideration listed above;

    - you validly grant your consent, but do not validly tender your shares, you will receive only the special cash payment listed above; or

    - you validly tender your shares, but do not validly grant your consent, you will receive only the applicable purchase price per share listed above.

You may grant a consent only if you are the holder of record as of the record date. If you acquire shares of IPC's preferred stock after the record date and you tender your shares, you will recieve the applicable purchase price per share but not the special cash payment.


    IPC's board of directors believes the proposed amendment is in IPC's best interest and requests that you grant your consent to the proposed amendment.


    The tender offer for any one series of preferred stock is not conditioned upon any minimum number of shares of a series of preferred stock being tendered and is independent of the tender offer for any other series of preferred stock. However, the tender offer and the special cash payment are conditioned upon, among other things, the approval of the proposed amendment by holders of at least two-thirds of the preferred stock, voting together as one class.

    This document contains a summary of the important terms and conditions of the tender offer and the consent solicitation, followed by a more detailed discussion. It also contains answers to frequently asked questions.

    FOR A DISCUSSION OF SOME OF THE SIGNIFICANT MATTERS THAT YOU SHOULD CONSIDER BEFORE TENDERING YOUR SHARES OR GRANTING YOUR CONSENT, SEE "SPECIAL FACTORS" BEGINNING ON PAGE 15.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SUCH COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     DEALER MANAGER AND SOLICITATION AGENT

                              MERRILL LYNCH & CO.


The date of this document is February 25, 2002, and it is first being mailed on or about February 25, 2002.

                               TABLE OF CONTENTS


Summary Term Sheet.........................    1
Summary....................................    8
Special Factors............................   15
  Background of the Tender Offer...........   15
  Purpose of the Tender Offer;
    Determination of Purchase Price........   16
  Fairness.................................   16
  Plans of Illinova and IPC After the
    Tender Offer...........................   19
  Certain Effects of the Tender Offer......   20
Terms of the Tender Offer..................   21
  Number of Shares; Purchase Prices........   21
  Dividends................................   22
  Expiration Date; Extension of Tender
    Period.................................   22
  Procedure for Tendering Shares...........   23
  Withdrawal Rights........................   25
  Dissenters' Rights.......................   25
  Acceptance of Shares for Payment and
    Payment of Purchase Price..............   26
  Cost of the Tender Offer.................   26
  Conditions of the Tender Offer...........   27
  Termination; Amendments..................   29
  Appointment of Proxies...................   29
Proposed Amendment and Consent
  Solicitation.............................   30
  Introduction.............................   30
  Special Cash Payment.....................   31
  Record Date; Voting Securities; Required
    Consents...............................   31
  Procedural Instructions..................   32
  Revocation of Consents...................   33
  Dissenters' Rights.......................   33
  Cost of the Consent Solicitation.........   33
  The Proposed Amendment...................   34
  Reasons for the Proposed Amendment;
    Certain Effects of the Proposed
    Amendment..............................   34
Security Ownership of Certain Beneficial
  Owners and Management....................   35
Price Range of Shares; Dividends...........   35
Material U.S. Federal Income Tax
  Considerations...........................   36
  Tax Considerations for Tendering
    Preferred Shareholders.................   37
  Tax Considerations for Non-Tendering
    Preferred Shareholders.................   38
  Backup Withholding.......................   38
Source and Amount of Funds.................   39
Fees and Expenses..........................   39
Regulatory Requirements....................   41
Certain Information Regarding IPC, Illinova
  and Dynegy...............................   41
Summary of Consolidated Financial
  Information..............................   44
Where You Can Find More Information........   45
Miscellaneous..............................   45

Appendix A--The Proposed Amendment.........  A-1
Appendix B--Information Concerning
  Directors and Executive Officers of IPC,
  Illinova and Dynegy......................  B-1


                           --------------------------

    TO VALIDLY TENDER YOUR SHARES OR GRANT YOUR CONSENT TO THE PROPOSED AMENDMENT, YOU MUST COMPLETE A LETTER OF TRANSMITTAL AND CONSENT. EACH SERIES OF PREFERRED STOCK HAS ITS OWN LETTER OF TRANSMITTAL AND CONSENT. FAILURE TO USE THE APPLICABLE LETTER OF TRANSMITTAL AND CONSENT WILL CAUSE A TENDER AND/OR CONSENT TO BE INVALID. FOR YOUR CONVENIENCE, THE LETTERS OF TRANSMITTAL AND CONSENT HAVE BEEN COLOR CODED AS FOLLOWS:

SERIES                                                         COLOR
------                                                        --------
4.08% Cumulative Preferred Stock............................  Yellow
4.20% Cumulative Preferred Stock............................  Blue
4.26% Cumulative Preferred Stock............................  White
4.42% Cumulative Preferred Stock............................  Pink
4.70% Cumulative Preferred Stock............................  Tan
7.75% Cumulative Preferred Stock............................  Green

    A single letter of transmittal and consent may not be used to tender shares and to grant consent (or withhold consent or abstain) with respect to only a portion of your shares that you are tendering or with respect to any shares you are not tendering. For example, if you tender a portion of your shares and grant a consent with respect to other shares without tendering such shares, you must submit two separate letters of transmittal and consent, one with respect to the tendered shares and a different one with respect to the shares for which a consent is granted but which are not tendered.

    THE TENDER OFFER DOES NOT PROVIDE FOR GUARANTEED DELIVERY OF SHARES. ACCORDINGLY, TO TENDER SHARES, YOU MUST DELIVER YOUR STOCK CERTIFICATES TO THE DEPOSITARY OR TENDER YOUR SHARES BY BOOK-ENTRY TRANSFER PRIOR TO THE EXPIRATION DATE.

                               SUMMARY TERM SHEET
                                    GENERAL

    The following summarizes, in question and answer format, the material terms of Illinova's offer to purchase the preferred stock and IPC's solicitation of consents to amend its articles of incorporation. You should read carefully the remainder of this document and the letters of transmittal and consent because this summary term sheet may not include all of the information that is important to you. Additional important information is contained in the remainder of this document and the letters of transmittal and consent.

    Illinova is offering to purchase, for cash, any and all of the following outstanding shares of IPC's cumulative preferred stock at the applicable cash purchase price per share listed below plus an amount equal to any accrued but unpaid dividends up to but not including the settlement date.

    Concurrently with the tender offer by Illinova, IPC's board of directors is soliciting the written consent of holders of record of preferred stock as of February 20, 2002, which is the record date, in connection with a proposal to amend IPC's articles of incorporation to eliminate a provision that restricts IPC's ability to issue or assume unsecured debt.


                                                                                           TOTAL
                                                                                       CONSIDERATION
                                                                        SPECIAL CASH    (FOR TENDER
SERIES                                    CUSIP NO.    PURCHASE PRICE     PAYMENT      AND CONSENT)
------                                   -----------   --------------   ------------   -------------
4.08% Cumulative Preferred Stock.......  452092-20-8       $35.56          $1.00          $36.56
4.20% Cumulative Preferred Stock.......  452092-30-7       $36.63          $1.00          $37.63
4.26% Cumulative Preferred Stock.......  452092-40-6       $37.17          $1.00          $38.17
4.42% Cumulative Preferred Stock.......  452092-50-5       $38.61          $1.00          $39.61
4.70% Cumulative Preferred Stock.......  452092-60-4       $41.11          $1.00          $42.11
7.75% Cumulative Preferred Stock.......  452092-79-4       $52.00          $1.00          $53.00


    If you are a holder of record as of the record date and, prior to the expiration date:

    - you validly tender your shares and validly grant your consent, you will receive the total consideration listed above;

    - you validly grant your consent, but do not validly tender your shares, you will receive only the special cash payment listed above; or

    - you validly tender your shares, but do not validly grant your consent, you will receive only the applicable purchase price per share listed above.

You may grant a consent only if you are the holder of record as of the record date. If you acquire shares of IPC's preferred stock after the record date and you tender your shares, you will receive the applicable purchase price per share but not the special cash payment.

                                THE TENDER OFFER

WHO IS OFFERING TO BUY MY SHARES?

    Illinova, the owner of all the outstanding shares of IPC's common stock, is offering to purchase all of the outstanding shares of IPC's preferred stock. Illinova is a wholly owned subsidiary of Dynegy.

HOW MUCH IS ILLINOVA OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    Illinova is offering to pay the price per share for each series of IPC's preferred stock specified above net to you in cash plus an amount equal to any accrued but unpaid dividends up to but not including the settlement date. See "Terms of the Tender Offer."

WHY IS ILLINOVA MAKING THE TENDER OFFER?

    Illinova believes that the purchase of the shares in the tender offer in conjunction with the approval of the proposed amendment represents an attractive opportunity that will benefit Illinova and IPC. The approval of the proposed amendment will provide IPC the flexibility to obtain financing on terms more advantageous to IPC than would otherwise be the case, which will indirectly benefit Illinova as the holder of all of IPC's common stock. Illinova believes that its purchase of the shares in the tender offer will facilitate the success of the consent solicitation. See "Special Factors--Purpose of the Tender Offer; Determination of Purchase Price."


    In addition, the tender offer provides you an opportunity to sell your shares at prices which, based on the last sale prices reported for your shares on February 21, 2002, are higher than current market prices and without the usual transaction costs associated with open market sales. See "Special Factors--Fairness."


WHAT DOES IPC THINK OF THE TENDER OFFER?

    Although each of Dynegy, Illinova and IPC has determined that the offer is fair to unaffiliated holders of shares of preferred stock, neither Dynegy, Illinova, IPC, their respective boards of directors, nor any of their respective officers makes any recommendation to any holder of preferred stock as to whether to tender shares. Each of Dynegy, Illinova and IPC believes that this is a personal investment decision for each shareholder. You must make your own decision as to whether to tender shares and, if so, how many shares to tender. See "Special Factors--Fairness."

WHAT DOES IPC THINK OF THE PROPOSED AMENDMENT?

    IPC's board of directors believes the proposed amendment is in IPC's best interest and requests that you grant your consent to the proposed amendment. See "Proposed Amendment and Consent Solicitation--Record Date; Voting Securities; Required Consents."

IF I TENDER MY SHARES, WILL I STILL RECEIVE ANY DIVIDEND PAYMENTS AFTER MY SHARES ARE PURCHASED?

    If your shares are purchased in the tender offer, you will receive from Illinova, in addition to the specified cash purchase price, an amount equal to any accrued but unpaid dividends up to but not including the settlement date. See "Price Range of Shares; Dividends."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE TENDER OFFER?


    You may tender your shares until the tender offer expires. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, March 22, 2002. See "Terms of the Tender Offer--Expiration Date; Extension of Tender Period." When tendering your shares, please allow sufficient time so that your shares may be received by the depositary prior to the expiration date.


CAN ILLINOVA EXTEND THE TENDER OFFER PAST THE INITIAL EXPIRATION DATE?

    Yes. Illinova can extend the tender offer for any or all series of preferred stock beyond the currently scheduled expiration date in its sole discretion. However, Illinova currently does not intend to extend the tender offer beyond the initial expiration date. See "Terms of the Tender Offer--Expiration Date; Extension of Tender Period."

HOW WILL I BE NOTIFIED IF ILLINOVA EXTENDS THE TENDER OFFER?

    If Illinova extends the tender offer, it will make a public announcement to the Dow Jones News Service no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled expiration date. See "Terms of the Tender Offer--Expiration Date; Extension of Tender Period."

ARE THERE CONDITIONS TO THE TENDER OFFER?

    Yes. Illinova's obligation to accept for payment, purchase or pay for any shares tendered depends upon a number of conditions, including the approval of the proposed amendment to IPC's articles of incorporation by holders of record as of the record date of at least two-thirds of the outstanding shares of the preferred stock, voting together as one class. See "Terms of the Tender Offer--Conditions of the Tender Offer."

CAN I TENDER MY SHARES WITHOUT CONSENTING TO THE AMENDMENT TO IPC'S ARTICLES OF INCORPORATION?

    Yes. You are not required to grant your consent to the proposed amendment to IPC's articles of incorporation to tender your shares. However, the tender offer is conditioned upon, among other things, the approval of the proposed amendment by holders of record as of the record date of at least two-thirds of the preferred stock, voting together as one class. See "Terms of the Tender Offer-- Conditions of the Tender Offer."

CAN I TENDER SHARES ACQUIRED AFTER THE RECORD DATE FOR THE CONSENT SOLICITATION?

    Yes. You may tender your shares acquired after the record date for the consent solicitation. See "Terms of the Tender Offer--Conditions of the Tender Offer."

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    If you are the record owner of your shares and you tender your shares, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and they tender your shares on your behalf, it is possible that they may charge you a fee for doing so. Brokers, dealers, commercial banks, trust companies and other nominees will be entitled to receive soliciting dealer fees from Illinova in respect of shares that they tender on your behalf. See "Terms of the Tender Offer--Procedure for Tendering Shares" and "Fees and Expenses."

HOW DO I TENDER MY SHARES?

    If you wish to accept Illinova's offer to purchase your shares, you must do the following prior to the expiration date:

    - if you have your stock certificates, you must complete and sign the letter of transmittal and consent applicable to the shares you are tendering and send it with your stock certificates to Mellon Investor Services LLC, as the depositary for the tender offer;

    - if you are tendering your shares pursuant to the procedure for book-entry transfer under DTC's ATOP system, you must complete and sign the letter of transmittal and consent applicable to the shares you are tendering and send it to the depositary and arrange for the book-entry transfer of your shares; or

    - if you hold your shares through a broker, dealer, commercial bank, trust company, or other nominee, you should contact them and give them instructions to tender your shares.

    Each series of preferred stock has its own letter of transmittal and consent. Failure to use the applicable letter of transmittal and consent will cause a tender and/or consent to be invalid. See "Terms of the Tender Offer--Procedure for Tendering Shares."

    Although tenders of shares via book-entry transfer will be effected through DTC's ATOP system, a properly completed letter of transmittal and consent with respect to your shares must be received by the depositary (by facsimile transmission or otherwise) prior to the expiration date.

WHAT SHOULD I DO IF MY PREFERRED STOCK CERTIFICATES HAVE BEEN LOST, DESTROYED OR STOLEN?

    If your preferred stock certificates have been lost, destroyed or stolen, you should complete the affidavit of lost, missing or destroyed certificate(s) contained in the applicable letter of transmittal and consent. If you have any questions regarding these procedures, you may call Mellon Investor Services LLC at (800) 982-7650.

WHEN AND HOW WILL I BE PAID FOR ANY SHARES I TENDER?

    Promptly after the expiration date and subject to the conditions of the tender offer, Illinova will accept for payment any shares you validly tender (and do not withdraw) and instruct the depositary to pay you for such shares. See "Terms of the Tender Offer--Acceptance of Shares for Payment and Payment of Purchase Price."

DOES ILLINOVA HAVE THE FINANCIAL RESOURCES TO PAY ME IF I TENDER MY SHARES?

    Yes. Illinova will use funds received from Dynegy to pay for any shares that you tender. The offer is not conditioned upon any financing arrangements. See "Source and Amount of Funds."

IS ILLINOVA'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES?

    No. Illinova does not believe that its financial condition is relevant to your decision to tender shares because the offer is being made for all outstanding shares of preferred stock solely for cash, it is not subject to any financing condition and the amount payable is not material in relation to the financial resources of Dynegy and its affiliates. See "Source and Amount of Funds."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares you have tendered at any time prior to the expiration date. If you withdraw any of your tendered shares, any consent accompanying any tendered share will not be considered revoked unless you specifically revoke your consent. See "Terms of the Tender Offer--Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal with the required information to the depositary prior to the expiration date. See "Terms of the Tender Offer--Withdrawal Rights."

IF I DECIDE NOT TO TENDER, HOW WILL THE TENDER OFFER AFFECT MY SHARES?

    Even if all shares of a series of preferred stock are not tendered, there may be so few remaining shareholders and publicly held shares of that series that:

    - it may no longer meet the published guidelines of The New York Stock Exchange, or NYSE, for continued listing, in which case IPC may apply to the NYSE to delist such series;

    - there may not be a public trading market for such series; and

    - IPC may terminate the registration of such series under the Securities Exchange Act of 1934, or the Exchange Act.

    These factors could adversely affect the liquidity, market value and price volatility of any remaining outstanding shares of such series of preferred stock. See "Special Factors--Certain Effects of the Tender Offer."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On October 19, 2001, the last trading day before Illinova announced the tender offer, the closing sale prices reported for your shares were:

SERIES                                                        CLOSING SALE PRICE
------                                                        ------------------
4.08% Cumulative Preferred Stock (NYSE).....................        $31.00
4.20% Cumulative Preferred Stock (NYSE).....................        $32.00
4.26% Cumulative Preferred Stock (NYSE).....................        $30.00
4.42% Cumulative Preferred Stock (NYSE).....................        $31.00
4.70% Cumulative Preferred Stock (NYSE).....................        $35.00
7.75% Cumulative Preferred Stock (OTCBB)....................        $48.50


    On February 21, 2002, the closing sale prices reported for your shares were:



SERIES                                                        CLOSING SALE PRICE
------                                                        ------------------
4.08% Cumulative Preferred Stock (NYSE).....................        $33.05
4.20% Cumulative Preferred Stock (NYSE).....................        $34.75
4.26% Cumulative Preferred Stock (NYSE).....................        $35.50
4.42% Cumulative Preferred Stock (NYSE).....................        $36.85
4.70% Cumulative Preferred Stock (NYSE).....................        $39.00
7.75% Cumulative Preferred Stock (OTCBB)....................        $48.25


See "Price Range of Shares; Dividends."

DO I HAVE ANY DISSENTERS' RIGHTS IN CONNECTION WITH THE TENDER OFFER?

    No. You do not have any rights to dissent in connection with the tender offer. See "Terms of the Tender Offer--Dissenters' Rights."

IS THE TENDER OFFER THE FIRST STEP IN A GOING-PRIVATE TRANSACTION?

    If a sufficient number of shares of a series of preferred stock is purchased in the tender offer, then IPC may seek to delist such series of preferred stock from the NYSE (all series other than the 7.75% Series are listed on the NYSE) and may terminate the registration of such series under the Exchange Act.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE PREFERRED STOCK IS NOT TENDERED IN THE TENDER OFFER?

    No. Neither Dynegy, Illinova nor IPC has any present plan or intention of a merger of IPC following the completion of the tender offer.

                            THE CONSENT SOLICITATION

WHAT IS THE PROPOSED AMENDMENT FOR WHICH IPC IS SEEKING MY CONSENT?

    Concurrently with the tender offer, IPC's board of directors is soliciting your consent to amend IPC's articles of incorporation to eliminate a provision that restricts IPC's ability to issue or assume unsecured debt. See "Proposed Amendment and Consent Solicitation--Introduction" and "--Reasons for the Proposed Amendment; Certain Effects of the Proposed Amendment."

WHAT TYPE OF SHAREHOLDER APPROVAL IS REQUIRED FOR THE PROPOSED AMENDMENT?

    For the proposed amendment to be approved, consents must be granted by holders of record as of the record date of at least two-thirds of:

    - the outstanding shares of IPC's common stock and all series of preferred stock, voting together as one class; and

    - the outstanding shares of all the series of preferred stock, voting together as one class.

Illinova, as holder of all of IPC's common stock, has already approved the proposed amendment. Therefore, Illinova's approval of the proposed amendment is not a condition to the tender offer. See "Proposed Amendment and Consent Solicitation--Record Date; Voting Securities; Required Consents."

WHO CAN GRANT A CONSENT?

    You may grant your consent if you are the holder of record as of the record date. See "Proposed Amendment and Consent Solicitation--Record Date, Voting Securities; Required Consents."

WILL I RECEIVE ANY PAYMENT IF I DON'T TENDER BUT I GRANT MY CONSENT TO THE PROPOSED AMENDMENT?


    For those shares of preferred stock as to which you grant your consent to the proposed amendment but which are not tendered, if you are the holder of record on the record date IPC will make a special cash payment to you of $1.00 per share if the proposed amendment is approved. However, for those shares as to which you grant your consent and you tender, you will be entitled to the total consideration, which is the special cash payment and the specified cash purchase price per share. See "Proposed Amendment and Consent Solicitation--Special Cash Payment."


HOW LONG DO I HAVE TO DECIDE WHETHER TO GRANT MY CONSENT TO THE PROPOSED AMENDMENT?

    You must grant your consent to the proposed amendment prior to the expiration date. See "Proposed Amendment and Consent Solicitation--Procedural Instructions."

WHAT DOES IPC'S BOARD OF DIRECTORS THINK ABOUT THE PROPOSED AMENDMENT TO IPC'S ARTICLES OF INCORPORATION?

    IPC believes the proposed amendment is important to provide IPC the flexibility to obtain financing on terms more advantageous than would otherwise be the case.

    IPC's board of directors believes the proposed amendment is in IPC's best interests and requests that you grant your consent to the proposed amendment. However, IPC's board of directors has not made any separate determination that the proposed amendment is in your best interest. See "Proposed Amendment and Consent Solicitation--The Proposed Amendment" and "--Reasons for the Proposed Amendment; Certain Effects of the Proposed Amendment."

IF I DECIDE NOT TO TENDER MY SHARES AND THE PROPOSED AMENDMENT IS APPROVED, HOW WILL THE PROPOSED AMENDMENT AFFECT MY SHARES?

    The proposed amendment, if approved, will eliminate a provision of IPC's articles of incorporation that currently restricts its ability to issue or assume unsecured debt. IPC does not have any current plans to increase the total amount of its debt materially. However, if IPC were to use the additional flexibility provided by the proposed amendment to increase its leverage materially, the market value or the credit ratings of preferred stock remaining outstanding after the tender offer could be adversely affected. See "Proposed Amendment and Consent Solicitation--The Proposed Amendment" and "--Reasons for the Proposed Amendment; Certain Effects of the Proposed Amendment."

HOW CAN I GRANT MY CONSENT WITHOUT TENDERING MY SHARES?

    If you wish to grant your consent but not tender your shares, you must do the following:

    - if you are a registered holder, you should complete and sign the applicable letter of transmittal and consent in accordance with its instructions and send it to the depositary; or

    - if you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact them and give them instructions to grant your consent.

If you do not wish to tender your shares, do not send in your stock certificates or deliver your shares by book-entry transfer. See "Proposed Amendment and Consent Solicitation--Procedural Instructions."

CAN I REVOKE MY CONSENT?

    Yes. To revoke your consent you must provide a written, signed and dated revocation that clearly identifies the shares for which the consent is being revoked. If you revoke a consent that you gave in conjunction with shares that you tendered, then the tender of those shares will be deemed withdrawn, and Illinova will not accept those shares for payment in connection with the tender offer. See "Proposed Amendment and Consent Solicitation--Revocation of Consents."

WHEN IS THE LAST DAY I CAN REVOKE MY CONSENT?

    You may revoke your consent at any time prior to the expiration date. Consents from shareholders tendering their shares are not considered to be received by IPC until Illinova has accepted and paid for the shares. See "Proposed Amendment and Consent Solicitation--Revocation of Consents."

DO I HAVE ANY DISSENTERS' RIGHTS IN CONNECTION WITH THE CONSENT SOLICITATION?

    No. You do not have any dissenters' rights in connection with the consent solicitation or the adoption of the proposed amendment. See "Proposed Amendment and Consent Solicitation--Dissenters' Rights."

                               FURTHER QUESTIONS

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER OR THE CONSENT
  SOLICITATION?

    You may call:

    - Merrill Lynch & Co. at (888) ML4-TNDR (654-8637) with questions regarding the terms of the tender offer or the consent solicitation; or

    - Mellon Investor Services LLC at (800) 982-7650 with questions regarding how to tender and/or consent and request additional copies of this document, letters of transmittal and consent or other documents related to the tender offer or the consent solicitation.

    Merrill Lynch & Co. is acting as dealer manager for the tender offer and as solicitation agent for the consent solicitation, and Mellon Investor Services LLC is acting as depositary and information agent for the tender offer and the consent solicitation. See the back cover of this document for additional information about the dealer manager/solicitation agent and the depositary/information agent.

                                    SUMMARY

    The following summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained in this document and the letters of transmittal and consent, including any amendments or supplements. You are urged to read this document and the letters of transmittal and consent in their entirety.

                                THE TENDER OFFER


Series of Preferred Stock Subject to
  the Tender Offer...................  All outstanding shares of:

                                       4.08% Cumulative Preferred Stock, or 4.08% Series, par value
                                       $50 per share;
                                       4.20% Cumulative Preferred Stock, or 4.20% Series, par value
                                       $50 per share;
                                       4.26% Cumulative Preferred Stock, or 4.26% Series, par value
                                       $50 per share;
                                       4.42% Cumulative Preferred Stock, or 4.42% Series, par value
                                       $50 per share;
                                       4.70% Cumulative Preferred Stock, or 4.70% Series, par value
                                       $50 per share; and
                                       7.75% Cumulative Preferred Stock, or 7.75% Series, par value
                                       $50 per share.

Shares Outstanding...................  As of the record date, the shares of outstanding preferred stock were as follows:

                                       225,510 shares of the 4.08% Series;
                                       143,760 shares of the 4.20% Series;
                                       104,280 shares of the 4.26% Series;
                                       102,190 shares of the 4.42% Series;
                                       145,170 shares of the 4.70% Series; and
                                       191,765 shares of the 7.75% Series.

The Purchase Prices..................  $35.56 per share for the 4.08% Series;
                                       $36.63 per share for the 4.20% Series;
                                       $37.17 per share for the 4.26% Series;
                                       $38.61 per share for the 4.42% Series;
                                       $41.11 per share for the 4.70% Series; and
                                       $52.00 per share for the 7.75% Series

                                       plus an amount equal to any accrued but unpaid dividends up to but not including the settlement date.

Purchaser............................  Illinova Corporation, a wholly owned subsidiary of
                                       Dynegy Inc., is making the tender offer. Illinova owns all of the outstanding shares of IPC's common stock.

Expiration Date......................  With respect to each series of preferred stock, the tender offer expires on the later of 12:00 midnight, New York City time, on Friday, March 22, 2002, and the latest time and
                                       date to which the tender offer with respect to such series of preferred stock may be extended. See "Terms of the Tender
                                       Offer--Expiration Date; Extension of Tender Period."

Purpose of the Tender Offer..........  Illinova believes that the purchase of shares in the tender offer in conjunction with the approval of the proposed
                                       amendment, represents an attractive opportunity that will
                                       benefit Illinova and IPC. The approval of the proposed
                                       amendment will provide IPC the flexibility to obtain
                                       financing on terms more advantageous to IPC than would
                                       otherwise be the case, which will indirectly benefit
                                       Illinova as the holder of all of IPC's common stock.
                                       Illinova believes that its purchase of shares in the tender offer will facilitate the success of the consent
                                       solicitation. See "Special Factors--Purpose of the Tender
                                       Offer; Determination of Purchase Price."

Fairness of the Tender Offer.........  Dynegy, Illinova and IPC believe that the tender offer is fair to unaffiliated holders of shares of preferred stock
                                       because it provides you the opportunity to sell your shares at prices which, based on the last sale prices reported for your shares on February 21, 2002, are higher than current
                                       market prices and without the usual transaction costs
                                       associated with open market sales. However, neither Dynegy,
                                       Illinova, IPC, their respective boards of directors, nor any of their respective officers makes any recommendation to you as to whether you should tender your shares. Each of Dynegy,
                                       Illinova and IPC believes that this is a personal investment decision for its shareholders. You must make your own
                                       decision as to whether to tender your shares and, if so, how many shares to tender. See "Special Factors--Fairness."

Dividends............................  If your shares are purchased in the tender offer, you will receive from Illinova, in addition to the specified cash
                                       purchase price, an amount equal to any accrued but unpaid
                                       dividends up to but not including the settlement date. See
                                       "Price Range of Shares; Dividends."

Conditions...........................  The tender offer is conditioned on the approval of the proposed amendment described below under "Proposed Amendment and Consent Solicitation" by holders of record as of the
                                       record date of at least two-thirds of the outstanding shares of the preferred stock, voting together as one class. The
                                       tender offer is also subject to certain other conditions.
                                       See "Terms of the Tender Offer--Conditions of the Tender
                                       Offer."

                                       You are not required to consent to the proposed amendment to tender your shares. If you are a holder of record of shares as of the record date, you may grant your consent to the
                                       proposed amendment regardless of whether you tender your
                                       shares. See "Proposed Amendment and Consent
                                       Solicitation--Procedural Instructions."

Independent Tender Offers............  The tender offer for any one series of preferred stock is independent of the tender offer for any other series of
                                       preferred stock. The tender offer is not conditioned upon
                                       the tender of a minimum number of shares of any series of
                                       preferred stock. See "Terms of the Tender Offer--Conditions of the Tender Offer."

How to Tender Shares.................  If you wish to tender all or any portion of your shares, you must do the following prior to the expiration date:

                                       -  if you have your stock certificates, you must complete
                                       and sign the applicable letter of transmittal and consent
                                          applicable to the shares you are tendering and send it
                                          with your stock certificates to the depositary;

                                       -  if you are tendering your shares pursuant to the
                                       procedure for book-entry transfer under DTC's ATOP system, you must complete and sign the applicable letter of
                                          transmittal and consent applicable to the shares you are
                                          tendering and send it to the depositary and arrange for
                                          the book-entry transfer of your shares; or

                                       -  if you hold your shares through a broker, dealer,
                                       commercial bank, trust company, or other nominee, you should contact them and give them instructions to tender your
                                          shares.

                                       Although tenders of shares via book-entry transfer will be effected through DTC's ATOP system, a properly completed
                                       letter of transmittal and consent with respect to your
                                       shares must be received by the depositary (by facsimile
                                       transmission or otherwise) prior to the expiration date.

                                       You cannot use a single letter of transmittal and consent to tender shares and to grant consent (or withhold consent or abstain) with respect to only a portion of your shares that you are tendering or with respect to any shares you are not tendering. For example, if you are tendering a portion of
                                       your shares and granting a consent with respect to other
                                       shares without tendering them, you must submit two separate letters of transmittal and consent, one with respect to the shares you are tendering and a different one with respect to the shares for which you are granting consent but which you are not tendering. You must use the correct letter of
                                       transmittal and consent for shares of each series of
                                       preferred stock you are tendering. See "Terms of the Tender
                                       Offer--Procedure for Tendering Shares."

Withdrawal Rights....................  You may withdraw your tendered shares at any time prior to the expiration date. The consent that accompanies tendered shares that you withdraw will not be considered revoked (and will be eligible for the special cash payment with respect thereto), unless you specifically revoke it. See "Terms of the Tender Offer--Withdrawal Rights."

Stock Transfer Tax...................  Except as described herein, Illinova will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to it or its order in the tender
                                       offer. See "Terms of the Tender Offer--Acceptance of Shares for Payment and Payment of Purchase Price" and Instruction 6
                                       of the applicable letter of transmittal and consent.

Brokerage Commissions................  If you are the record owner of shares tendered to Illinova, you will not be required to pay any brokerage fees or
                                       commissions in connection with the tender of your shares. If you own shares through a broker or other nominee, they may charge you a fee in connection with the tender of shares on your behalf. However, brokers and other nominees will be
                                       entitled to receive soliciting dealer fees from Illinova for shares that they tender on your behalf. See "Terms of the
                                       Tender Offer--Procedure for Tendering Shares" and "Fees and
                                       Expenses."

Soliciting Dealer Fee................  Illinova and IPC will pay the following fees to soliciting dealers:

                                       -  Illinova and IPC will pay a fee to soliciting dealers of an amount equal to $0.75 per share for shares that are
                                          tendered, accepted for payment and paid for in the tender
                                          offer and, if the proposed amendment is approved, in
                                          respect of which consents are validly granted (except for
                                          transactions for beneficial holders whose ownership
                                          equals or exceeds 5,000 shares, in which case Illinova
                                          and IPC will pay a soliciting dealer fee equal to $0.50
                                          per share); and

                                       -  Illinova will pay a fee to soliciting dealers of an
                                       amount equal to $0.50 per share for shares that are
                                          tendered, accepted for payment and paid for in the tender
                                          offer but in respect of which consents are not validly
                                          granted (except for transactions for beneficial holders
                                          whose ownership equals or exceeds 5,000 shares, in which
                                          case Illinova will pay a soliciting dealer fee equal to
                                          $0.25 per share).

                                       See "Fees and Expenses."


                            THE CONSENT SOLICITATION

The Proposed Amendment...............  Concurrently with the tender offer, IPC's board of directors is soliciting consents from the holders of record of the
                                       outstanding shares of the preferred stock as of the record date in connection with a proposed amendment to IPC's
                                       articles of incorporation to eliminate a provision
                                       restricting IPC's ability to issue or assume unsecured debt.
                                       See "Proposed Amendment and Consent
                                       Solicitation--Introduction" and "--The Proposed Amendment."

Debt Limitation Provision............  If the proposed amendment is approved, the articles of incorporation will no longer contain any limitation on IPC's ability to issue or assume unsecured debt. IPC believes that the ability to issue additional unsecured debt will provide
                                       IPC the flexibility to obtain financing on terms more
                                       advantageous to IPC than would otherwise be the case. See
                                       "Proposed Amendment and Consent Solicitation--Introduction,"
                                       "--The Proposed Amendment" and "--Reasons for the Proposed
                                       Amendment; Certain Effects of the Proposed Amendment."

Required Approvals...................  For the proposed amendment to be approved, valid and unrevoked consents must be obtained from holders of at least two-thirds of the outstanding shares of preferred stock,
                                       voting together as one class. Consents in respect of shares tendered in the tender offer will not be deemed to be
                                       delivered to IPC until such shares are accepted for payment and paid for by Illinova. Illinova, as holder of all of
                                       IPC's common stock, has already approved the proposed
                                       amendment. See "Proposed Amendment and Consent
                                       Solicitation--Introduction" and "--Record Date; Voting
                                       Securities; Required Consents."

Board of Directors of IPC
  Recommendation.....................  IPC believes that adoption of the proposed amendment is important to its financial flexibility. IPC's board of
                                       directors has determined that the proposed amendment is in
                                       IPC's best interests and requests that you consent to the
                                       proposed amendment. However, the board of directors has not made any separate determination that the proposed amendment is or is not in your best interest. See "Proposed Amendment and Consent Solicitation--Reasons for the Proposed
                                       Amendment; Certain Effects of the Proposed Amendment."

Record Date..........................  February 20, 2002.

Who May Consent......................  If you are a holder of record as of the record date, you may grant your consent to the proposed amendment regardless of whether you tender shares. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, you must contact them to grant a consent with respect to your
                                       shares. See "Proposed Amendment and Consent
                                       Solicitation--Procedural Instructions."

Special Cash Payment.................  If you are a holder of record as of the record date, the proposed amendment is approved and

                                       -  you validly tender your shares and validly grant your
                                       consent to the proposed amendment, you will receive the
                                          total consideration, which is the applicable purchase
                                          price per share and the special cash payment; or

                                       -  you validly grant your consent to the proposed amendment but do not tender your shares, you will receive only the
                                          special cash payment.

                                       See "Proposed Amendment and Consent Solicitation--Special
                                       Cash Payment."


Consent Delivery Date................  To be entitled to receive the special cash payment, you must be the holder of record as of the record date and grant (and not revoke) your consent prior to the expiration date.

How to Consent Without Tendering
  Shares.............................  If you are a holder of record of shares as of the record date and you wish to grant your consent but not tender your shares, you must do the following:

                                       -  if you are a registered holder, you should complete and sign the applicable letter of transmittal and consent in
                                          accordance with its instructions and send it to the
                                          depositary; or

                                       -  if you hold your shares through a broker, dealer,
                                       commercial bank, trust company or other nominee, you should contact them and give them instructions to grant your
                                          consent.

                                       If you do not wish to tender your shares, do not send in
                                       your stock certificates or deliver your shares by book-entry transfer.

                                       The same letter of transmittal and consent may not be used to tender shares and to grant consent with respect to other shares which are not being tendered. If you are tendering a portion of your shares and granting a consent with respect to other shares without tendering such shares, you must
                                       submit two separate letters of transmittal and consent, one with respect to the tendered shares and a different one with respect to the shares for which a consent is granted but
                                       which are not tendered. You must use the correct letter of transmittal and consent for the shares of each series of
                                       preferred stock in respect of which you are granting your
                                       consent. See "Proposed Amendment and Consent
                                       Solicitation--Procedural Instructions."

Revocation of Consents...............  You may revoke your executed consent at any time prior to the expiration date. To revoke your consent, your written, dated revocation which clearly identifies the consent being revoked must be executed and delivered to the depositary at the address set forth on the back cover of this document. If you withdraw your tender, without a specific revocation of your consent, it will not constitute a revocation of your
                                       consent. See "Proposed Amendment and Consent
                                       Solicitation--Revocation of Consents."

Soliciting Dealer Fee................  Illinova and IPC will pay the following fees to soliciting dealers:

                                       -  Illinova and IPC will pay a fee to soliciting dealers of an amount equal to $0.75 per share for shares that are
                                          tendered, accepted for payment and paid for in the tender
                                          offer, and, if the proposed amendment is approved, in
                                          respect of which consents are validly granted (except for
                                          transactions for beneficial holders whose ownership
                                          equals or exceeds 5,000 shares, in which case Illinova
                                          and IPC will pay a soliciting dealer fee equal to $0.50
                                          per share); and

                                       -  IPC will pay a fee to soliciting dealers of an amount
                                       equal to $0.75 per share for shares, if the proposed
                                          amendment is approved, in respect of which consents are
                                          validly granted but that are not tendered, accepted for
                                          payment and paid for in the tender offer (except for
                                          transactions for beneficial holders whose ownership
                                          equals or exceeds 5,000 shares, in which case IPC will
                                          pay a soliciting dealer fee equal to $0.50 per share).

                                       See "Fees and Expenses."


                           QUESTIONS AND INFORMATION

Dealer Manager/Solicitation Agent....  Questions regarding the terms of the tender offer or the consent solicitation should be directed to Merrill
                                       Lynch & Co., the dealer manager for the tender offer and the solicitation agent for the consent solicitation, at (888)
                                       ML4-TNDR (654-8637).

Depositary and Information Agent.....  Questions regarding how to tender or consent and requests for additional copies of this document, the applicable
                                       letter of transmittal and consent, or other documents
                                       related to the tender offer or consent solicitation should be directed to Mellon Investor Services LLC, the depositary and information agent for the tender offer and consent
                                       solicitation, at (800) 982-7650.

                                SPECIAL FACTORS

BACKGROUND OF THE TENDER OFFER

    IPC was incorporated under the laws of the State of Illinois on May 25, 1923, and prior to 1994, all of IPC's common stock and preferred stock was publicly held. In 1994, IPC's stockholders approved a reorganization pursuant to which Illinova became a new public holding company owning all of IPC's outstanding common stock. IPC's preferred stock remained, and continues to remain, publicly held.

    In the first quarter of 1998, IPC identified a need for greater flexibility to obtain financing on terms more advantageous to IPC. In addition, IPC anticipated a long-term need to transfer some of IPC's electric power generation assets to new subsidiaries as a result of the deregulation of the electric power industry. These generation assets were associated with long-term mortgages, and to transfer those assets IPC needed the ability to incur a greater amount of unsecured debt to satisfy the related mortgages. To address these needs in light of the provision in IPC's articles of incorporation restricting its ability to issue or assume unsecured debt, IPC retained Donaldson, Lufkin & Jenrette, or DLJ, to provide IPC with financial advice and assistance.

    In the first quarter of 1998, DLJ presented its recommendations to Robert Schultz, Eric Weekes and Lee Lalinsky of IPC. Based on DLJ's analysis,
Messrs. Shultz, Weekes and Lalinsky recommended to Larry F. Altenbaumer, IPC's former Chief Financial Officer, that IPC solicit the consent of IPC's preferred shareholders for approval of an amendment to IPC's articles of incorporation to eliminate the provision that restricts IPC's ability to issue or assume unsecured debt. The consent solicitation was recommended to and approved by IPC's board of directors. The consent solicitation was commenced on April 27, 1998 but was unsuccessful due to market conditions and was terminated later that year in accordance with its terms.

    In the fourth quarter of 1999, IPC transferred or sold all of its wholly owned electric power generation assets to Illinova, which later contributed those assets to a subsidiary now known as Dynegy Midwest Generation. On February 1, 2000, Dynegy acquired Illinova and its subsidiaries, including IPC. As a result of this acquisition, Illinova became a wholly owned subsidiary of a newly formed public holding company named Dynegy Inc.

    After the Dynegy-Illinova merger, IPC continued to need greater flexibility to obtain financing on terms more advantageous to IPC. In December 1999, Lee Lalinsky, Senior Specialist of IPC, contacted David M. Fox, Director--Corporate Finance of Dynegy, regarding a possible consent solicitation by IPC in conjunction with a tender offer by Illinova for all of IPC's preferred stock to facilitate the success of the consent solicitation. Further discussions were held between Messrs. Lalinsky and Fox in 2000 regarding the tender offer and consent solicitation.

    Because many major integration issues related to the merger of Illinova/IPC with Dynegy had not been completed by mid-2000, these discussions were abandoned at that time. In mid-2001, when the more significant integration issues had been addressed, IPC's management decided to revisit the consent solicitation/tender offer with respect to the preferred stock. Accordingly, in June 2001, during the preparation of IPC's financial plan for the 2002 fiscal year, to give IPC greater flexibility in obtaining financing, Messrs. Lalinsky and Fox decided it would be in the best interests of Illinova and IPC to engage in the tender offer and consent solicitation. In August 2001, Mr. Fox contacted and Illinova and IPC retained Merrilll Lynch & Co. to provide assistance in connection with the tender offer and consent solicitation.

    On October 15, 2001, IPC's board of directors approved the consent solicitation and Illinova's board of directors approved the tender offer, each by unanimous written consent.

PURPOSE OF THE TENDER OFFER; DETERMINATION OF PURCHASE PRICE

    Illinova believes that the purchase of the shares in the tender offer in conjunction with the approval of the proposed amendment represents an attractive opportunity that will benefit Illinova and IPC. The approval of the proposed amendment will provide IPC the flexibility to obtain financing on terms more advantageous to IPC than would otherwise be the case, which will indirectly benefit Illinova as the holder of all of IPC's common stock. Illinova believes that its purchase of shares in the tender offer will facilitate the success of the consent solicitation. Illinova also believes that market conditions have resulted in a valuation of the preferred stock that, being lower than the redemption price, represents an advantageous opportunity for Illinova to offer to purchase the preferred stock in this tender offer.

    The timing of consummation of the tender offer will depend on a variety of factors and legal requirements, the number of shares acquired by Illinova in the tender offer and whether the conditions of the tender offer have been satisfied or waived.

    Illinova determined the purchase price for each series of preferred stock with reference to certain objective factors. One such factor was the relationship of prices offered by other utilities for preferred stock with dividend characteristics similar to each series of preferred stock to prevailing yields on reference securities such as U.S. Treasury Bonds and municipal securities at the time Illinova determined the purchase price. Illinova also considered the historical and recent market prices of each series of preferred stock. In addition to these objective factors, Illinova took into account certain subjective factors, including general industry outlook, general market supply of securities of similar type, and supply and demand factors in the securities markets generally. In determining the applicable purchase price for each series of preferred stock, Illinova gave relatively more weight to the objective factors described above.

    Illinova does not believe that the tender offer will result in a material change to IPC's net book value, net earnings, going concern value or future prospects, and accordingly, Illinova did not take these factors into account in determining the purchase price. In addition, Illinova does not believe that the tender offer will result in a material change to Illinova's interest in IPC's book value. Illinova also did not consider the liquidation value of any of the shares or prices paid in prior purchases of the shares by IPC in determining the purchase price for any series of preferred stock, as it does not believe that these factors are relevant or meaningful in such determination. You should understand that valuation methodologies other than the methodology Illinova used to determine the purchase price for each series of preferred stock might produce values for such series of preferred stock which are greater or less than the purchase price offered by Illinova.

FAIRNESS

    Dynegy, Illinova and IPC believe that the tender offer is substantively fair to unaffiliated holders of shares of each series of preferred stock. In making this determination, Dynegy, Illinova and IPC considered the following factors:


    - the purchase price represents a premium (based on the closing sale prices reported on February 21, 2002) over current and recent historical market prices;


    - the purchase price is attractive based on current negative stock market conditions;

    - holders of preferred stock tendering their shares will receive the applicable purchase price, which would be difficult for all such holders to receive in open market sales, especially in light of the relatively low trading volume of the preferred stock;

    - the tender offer is conditioned on approval of the proposed amendment to IPC's articles of incorporation by holders of at least two-thirds of outstanding shares of the preferred stock; and

    - the tender offer is not subject to a financing condition.

    Dynegy, Illinova and IPC considered these substantive factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weights to these factors.

    Neither Dynegy, Illinova nor IPC considered the going concern value or book value of the shares of preferred stock in determining the fairness of the tender offer to unaffiliated holders of shares of preferred stock because the preferred shares are not convertible into common stock and, unlike common stock, are limited in their returns to specified dividends and have a fixed, specified liquidation preference and redemption price.


    Each share of preferred stock (other than the 7.75% series) is redeemable at IPC's option in whole or in part upon not less than 30 days and not more than 60 days notice at an applicable redemption price plus accrued and unpaid dividends up to the date fixed for redemption. Currently, the 4.08% Series is redeemable at a price equal to $51.50 per share, the 4.20% Series is redeemable at a price equal to $52.00 per share, the 4.26% Series is redeemable at a price equal to $51.50 per share, the 4.42% Series is redeemable at a price equal to $51.50 per share and the 4.70% Series is redeemable at a price equal to $51.50 per share. The 7.75% Series will be redeemable at a price equal to $50.00 per share on or after July 1, 2003. In all cases (other than the 7.75% series), the applicable redemption price exceeds the applicable purchase price; however, IPC has no present plan or intention to redeem any of the shares of preferred stock or pay the applicable redemption price. Consequently, neither Dynegy, Illinova nor IPC considered the redemption price as a factor in determining the fairness of the tender offer to unaffiliated holders of shares of preferred stock.



    Upon any voluntary or involuntary liquidation, dissolution or winding up of IPC, holders of shares of preferred stock would be entitled to receive an amount equal to the liquidation preference of $50.00 per share plus all accumulated but unpaid dividends, and no more, before any amount may be paid to, or assets distributed among, holders of common stock (currently, Illinova is the only holder of IPC's common stock). In all cases (other than the 7.75% series), the applicable liquidation price exceeds the applicable purchase price; however, IPC has no present plan or intention to liquidate. Consequently, neither Dynegy, Illinova nor IPC considered the liquidation value of the shares of preferred stock as a factor in determining the fairness of the tender offer to unaffiliated holders of shares of preferred stock.


    Dynegy, Illinova and IPC also believe that the tender offer is procedurally fair to unaffiliated holders of shares of preferred stock in light of the following factors:

    - each holder of the preferred stock can determine individually whether to tender shares in the tender offer;

    - the tender offer allows each holder of preferred stock to sell their shares at a premium and without the usual transaction costs associated with open market shares; and

    - the tender offer is conditioned on approval of the proposed amendment to IPC's articles of incorporation by holders of at least two-thirds of outstanding shares of the preferred stock.

    Dynegy, Illinova and IPC considered these procedural factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weights to these factors.

    Dynegy, Illinova and IPC reasonably believe that the tender offer is substantively and procedurally fair to the unaffiliated shareholders despite the fact that:

    - neither Dynegy, Illinova, IPC nor their respective boards of directors received any report, opinion or appraisal from an outside party related to the tender offer, including any report, opinion or appraisal relating to the fairness of the transaction to be offered to the holders of shares of preferred stock or the fairness of the tender offer to Dynegy, Illinova, IPC or the unaffiliated holders of shares of preferred stock; and

    - neither of the boards of directors nor any director of either Dynegy, Illinova or IPC has retained an unaffiliated representative to act solely on behalf of the unaffiliated holders of shares of preferred stock for the purpose of negotiating the terms of the tender offer or preparing a report concerning the fairness of the tender offer. Illinova has not made any provision to grant unaffiliated holders of the preferred stock access to IPC's corporate files or to obtain counsel or appraisal services at Illinova's expense.

    Dynegy, Illinova and IPC elected not to retain an unaffiliated representative or to obtain a report, opinion or appraisal because neither Dynegy, Illinova nor IPC determined that the cost of retaining a representative or of obtaining a report, opinion or appraisal would be justified given that Dynegy, Illinova and IPC:

    - determined that no exceptional skills were required to determine a substantively and procedurally fair price for the shares of preferred stock; and

    - each holder of shares of preferred stock will have the ability to determine whether to tender their shares or remain a holder of shares of preferred stock.

    The tender offer and consent solicitation were the only means considered by Dynegy, Illinova and IPC to obtain the approval of the proposed amendment. The tender offer was authorized by a unanimous vote of Illinova's board of directors. The tender offer is conditioned on, among other things, approval of the proposed amendment by holders of at least two-thirds of all outstanding shares of the preferred stock, voting together as one class.

    ALTHOUGH EACH OF DYNEGY, ILLINOVA AND IPC HAS DETERMINED THAT THE OFFER IS FAIR TO UNAFFILIATED HOLDERS OF SHARES OF PREFERRED STOCK, NEITHER DYNEGY, ILLINOVA, IPC, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR SHARES. NEITHER IPC NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR SHARES BECAUSE IPC IS AN AFFILIATE OF DYNEGY AND ILLINOVA. ILLINOVA OWNS ALL OF THE OUTSTANDING COMMON STOCK OF IPC. ILLINOVA HAS THE ABILITY TO ELECT THE ENTIRE BOARD OF DIRECTORS OF IPC.

    EACH OF DYNEGY, ILLINOVA AND IPC BELIEVES THAT IT IS A PERSONAL INVESTMENT DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. YOU ARE NOT UNDER ANY OBLIGATION TO TENDER SHARES IN THE TENDER OFFER.

    IPC has determined that it is unable to take a position with respect to recommending whether holders of preferred stock should tender their shares because IPC is an affiliate of Dynegy and Illinova and each of IPC's directors is an employee of Dynegy or an affiliate of Dynegy. In addition, each director of IPC holds substantial investments in (or has substantial option positions with respect to) Dynegy common stock.

    The tender offer will have a beneficial effect on Dynegy and Illinova because the approval of the proposed amendment will provide IPC the flexibility to obtain financing on terms more advantageous to IPC than would otherwise be the case, which indirectly benefits Dynegy and Illinova since Illinova owns all of IPC's outstanding common stock.

    The tender offer will have a beneficial effect on IPC because the approval of the proposed amendment will provide IPC the flexibility to obtain financing on terms more advantageous to IPC than would otherwise be the case.

    The tender offer will have a detrimental effect on Dynegy, Illinova and IPC because Dynegy and Illinova will have to fund the payment of the purchase prices for the tender offer, and IPC will have to fund the payment of the consent payments for the consent solicitation. In addition, Dynegy, Illinova and IPC will all incur expenses in connection with the tender offer and consent solicitation.


    The tender offer will have a beneficial effect on unaffiliated holders of shares of preferred stock because the unnaffiliated holders will receive a purchase price that represents a premium (based on the closing sale prices reported on February 21, 2002) over current and recent historical market prices. Shareholders tendering their shares will receive cash at the applicable purchase prices listed in this document, which would be difficult for all shareholders to receive in open market sales, especially in light of the relatively low trading volume of the preferred stock. The tender offer will have a detrimental effect on unaffiliated holders of shares of preferred stock because unaffiliated holders who tender their shares will forgo their right to receive the redemption price for their preferred shares. In all cases, the applicable redemption price exceeds the applicable purchase price; however, IPC has no present plan or intention to redeem any of the shares of preferred stock or pay the applicable redemption price.


PLANS OF ILLINOVA AND IPC AFTER THE TENDER OFFER

    Following the consummation of the tender offer, the business and operations of IPC are expected to be continued by IPC substantially as they are currently being conducted. In order to adapt to the increasingly competitive environment in which IPC operates, Illinova and IPC will continue to evaluate and consider a wide array of potential business strategies. These may include business combinations, acquisitions or dispositions as well as internal restructurings or reorganizations involving IPC or any of its businesses or properties, including its transmission and distribution assets or its technology and infrastructure assets. Furthermore, IPC and its affiliates may engage in other new business ventures. Pursuit of any of the above strategies, or any combination thereof, may significantly affect the business operations and financial condition of IPC and its affiliates.

    Following consummation of the tender offer, Illinova, Dynegy or IPC may purchase any shares of preferred stock that remain outstanding through privately negotiated transactions, open market purchases, another tender offer or otherwise, on such terms and at such prices as they may determine from time to time. The terms of subsequent purchases or offers could differ from those of this tender offer, and may be more or less favorable to the holders of shares than the terms in this tender offer. Illinova, Dynegy and IPC, however, will not purchase any shares of preferred stock until after the tenth business day following the expiration date. Any possible future purchases of shares of preferred stock by Illinova, Dynegy or IPC will depend on many factors, including the market price of the shares, their business and financial position, alternative investment opportunities available to them, legal restrictions on their ability to purchase shares, the result of the tender offer and general economic and market conditions. After the expiration of the tender offer, IPC may also, in its sole discretion, determine to redeem shares of preferred stock at their applicable redemption prices. IPC has no present intention to redeem any shares of preferred stock.

    Except as described above or elsewhere in this document, neither IPC, Illinova nor Dynegy has any present plans or proposals that would relate to or result in the following: the acquisition by any person of additional securities of IPC, or the disposition of securities of IPC; an extraordinary corporate transaction, such as a merger, reorganization or liquidation, specifically involving IPC or any of its subsidiaries; a sale or transfer of a material amount of assets of IPC or any of its subsidiaries; any change in the present board of directors or management of IPC; any material change in the present capitalization or dividend policy of IPC; any other material change in IPC's business or corporate structure; or changes in IPC's articles of incorporation or bylaws or other actions which may impede the acquisition of control of IPC by any person.

CERTAIN EFFECTS OF THE TENDER OFFER

    Any purchase of shares of any series of preferred stock by Illinova in the tender offer will reduce the number of shares of that series of preferred stock that trade publicly or become available for purchase and/or sale and will likely reduce the number of owners of shares of that series of preferred stock. This could adversely affect the liquidity, market value and ratings and increase the price volatility of the shares of that series of preferred stock not purchased in the tender offer.

    Equity securities which are less liquid because of a smaller outstanding market value available for trading ("float") may command a lower price than would comparable equity securities with a greater float. Therefore, the market price for shares of a series of preferred stock that are not tendered and purchased in the tender offer may be affected adversely to the extent that the amount of shares of that series of preferred stock purchased in the tender offer reduces the float. The reduced float of a series of preferred stock may also make the trading price of the shares of that series of preferred stock that are not tendered and accepted for payment more volatile. If the tender offer is completed with respect to any series of preferred stock, there can be no assurance that any trading market will exist for such series of preferred stock following consummation of the tender offer. To the extent a market continues to exist following consummation of the tender offer for a series of preferred stock, shares of that series of preferred stock may trade at a discount compared to current trading, depending on the market for shares with similar features, the performance of IPC and other factors. There is no assurance that an active market in the shares of a series will exist and no assurance as to the prices at which the shares may trade following the tender offer.

    Depending on the number of shares of a series of preferred stock purchased in the tender offer, the shares of a series of preferred stock that are listed on the NYSE (which are all series other than the 7.75% Series) may no longer meet the requirements for listing on the NYSE, in which event IPC may apply to the NYSE to delist such shares if the NYSE does not effect a delisting of its own accord. According to its published guidelines, the NYSE would consider delisting a series of preferred stock if, among other things, the number of publicly held shares for such series fell below 100,000 shares, or the aggregate market value of the publicly held shares for such series fell below $2,000,000. In the event of the delisting of any series of preferred stock by the NYSE, it is possible that such series of preferred stock, together with the 7.75% Series, would continue to trade in the over-the-counter market and that price quotations would be reported by the National Association of Securities Dealers, Inc., or NASD, through NASDAQ or by other sources. The extent of the public market for each series of preferred stock and the availability of price quotations would depend on such factors as the number of shareholders remaining at such time, the interest in maintaining a market in the given series of preferred stock on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

    The series of preferred stock listed on the NYSE are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If a series of preferred stock remains listed on the NYSE, the shares of such series of preferred stock will continue to be "margin securities." If a series of preferred stock currently listed on the NYSE were delisted, depending upon factors similar to those described above, such series of preferred stock may no longer constitute "margin securities," in which case, shares of such series of preferred stock could no longer be used as collateral for loans made by brokers.

    Each series of preferred stock is currently registered under the Exchange Act. Such registration may be terminated upon application by IPC to the SEC if there are fewer than 300 record holders and the series is not listed on a national securities exchange. IPC may apply to the SEC for termination of the registration of the preferred stock after the tender offer is completed. Termination of such registration would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable to such series of preferred stock. If IPC has other classes of securities listed on the NYSE and registered under the Exchange Act, termination of the Exchange Act registration of a series of preferred stock would not affect IPC's obligation to file annual and quarterly reports and special reports, proxy statements and other information with the SEC pursuant to the Exchange Act's reporting requirements. However, although IPC currently has no plans to do so, if at some future time IPC were to retire or otherwise terminate the Exchange Act registration of all classes of its securities, IPC would have no obligation to continue filing reports with the SEC.


    As of February 20, 2002, there were 210 holders of record of the 4.08% Series, 114 holders of record of the 4.20% Series, 76 holders of record of the 4.26% Series, 84 holders of record of the 4.42% Series, 137 holders of record of the 4.70% Series, and three holders of record of the 7.75% Series.


    As of January 31, 2002, the ratings of each series of preferred stock, by the rating agencies Standard & Poor's Rating Services, or S&P, Moody's Investors Service, Inc., or Moody's, and Fitch, Inc., or Fitch, were BBB- (on watch with negative implications), Ba2 (under review for possible downgrade) and BBB (BBB+ for the 7.75% Series), respectively.

    The tender offer neither constitutes a notice of redemption of any series of preferred stock pursuant to IPC's articles of incorporation, nor does Illinova or IPC intend to effect any such redemption by making the tender offer. Further, the tender offer does not constitute a waiver by IPC of its right to redeem shares of preferred stock. IPC currently does not intend to redeem any shares of preferred stock.

    Shares which are not tendered will continue to be subject to their current redemption and liquidation provisions. Each series of preferred stock (other than the 7.75% Series) is redeemable at IPC's option in whole or in part upon not less than 30 days and not more than 60 days notice at the applicable redemption price plus accrued and unpaid dividends up to the date fixed for redemption. Currently, the 4.08% Series is redeemable at a price equal to $51.50 per share, the 4.20% Series is redeemable at a price equal to $52.00 per share, the 4.26% Series is redeemable at a price equal to $51.50 per share, the 4.42% Series is redeemable at a price equal to $51.50 per share and the 4.70% Series is redeemable at a price equal to $51.50 per share. The 7.75% Series will be redeemable at a price equal to $50.00 per share on or after July 1, 2003. In any case, an amount equal to all dividends accrued or in arrears on such shares will be paid upon redemption. IPC has no present intention of redeeming any series of the preferred stock. Your shares of preferred stock have no preemptive or conversion rights.

    Upon any voluntary or involuntary liquidation, dissolution or winding up of IPC, holders of shares of preferred stock that do not tender their shares would be entitled to receive an amount equal to the liquidation preference of $50.00 per share plus all accumulated but unpaid dividends, and no more, before any amount may be paid to, or assets distributed among, holders of common stock (currently, Illinova is the only holder of IPC's common stock).

    If Illinova acquires shares of preferred stock in this tender offer, it will, in the future, be entitled to vote such shares with respect to any matter submitted for the approval of holders of IPC's preferred stock. Furthermore, if Illinova acquires two-thirds or more of the preferred stock in the tender offer, Illinova will be able to effect such approval without the vote of any other preferred shareholder, except as otherwise required by law.

                           TERMS OF THE TENDER OFFER

NUMBER OF SHARES; PURCHASE PRICES

    Upon the terms and subject to the conditions described in this document and in the applicable letter of transmittal and consent, Illinova will purchase any and all shares that are validly tendered prior to the expiration date (and not properly withdrawn in accordance with "Terms of the Tender

Offer--Withdrawal Rights") at the following applicable cash purchase prices per share plus an amount equal to any accrued but unpaid dividends up to but not including the settlement date:


                                                   SHARES ISSUED
SERIES                                            AND OUTSTANDING   PURCHASE PRICE
------                                            ---------------   --------------
4.08% Series....................................      225,510           $35.56
4.20% Series....................................      143,760           $36.63
4.26% Series....................................      104,280           $37.17
4.42% Series....................................      102,190           $38.61
4.70% Series....................................      145,170           $41.11
7.75% Series....................................      191,765           $52.00


    The tender offer is conditioned upon, among other things, the approval of the proposed amendment by holders of at least two-thirds of the outstanding shares of the preferred stock, voting together as one class. The tender offer is also subject to certain other conditions. The tender offer for any one series of preferred stock is not conditioned upon any minimum number of shares of such series of preferred stock being tendered and is independent of the tender offer for any other series of preferred stock. See "Terms of the Tender Offer--Conditions of the Tender Offer."

    The tender offer is being sent to all persons in whose names shares are registered on IPC's books as of the close of business on February 20, 2002.

    NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS WILL BE ACCEPTED.

DIVIDENDS

    If your shares are purchased in the tender offer, you will receive from Illinova, in addition to the specified cash purchase price, an amount equal to any accrued but unpaid dividends up to but not including the settlement date.

EXPIRATION DATE; EXTENSION OF TENDER PERIOD


    With respect to each series of preferred stock, the expiration date for the tender offer is the later of 12:00 midnight, New York City time, on Friday, March 22, 2002, and the latest time and date to which the tender offer with respect to such series of preferred stock may be extended by Illinova. Illinova will make a public announcement of the approximate number and percentage of shares tendered as of the expiration date no later than 9:00 a.m., New York City time, on the next business day after the expiration date.


    Illinova expressly reserves the right, in its sole discretion, and at any time and/or from time to time, to extend the period during which the tender offer for any series of preferred stock is open by giving oral or written notice of such extension to the depositary and by making a public announcement of the extension, without extending the period during which the tender offer for any other series of preferred stock is open. During any such extension, all shares of the subject series of preferred stock previously tendered will remain subject to the tender offer, except to the extent that such shares may be withdrawn as set forth in "Terms of the Tender Offer--Withdrawal Rights." There is no assurance whatsoever that Illinova will exercise this extension right for any series of preferred stock.

    Any extension, termination or amendment of the tender offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which Illinova may choose to make any public announcement, subject to applicable law, Illinova has no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow

Jones News Service. Illinova does not intend to provide a subsequent offering period in the tender offer.

    Illinova may decide with respect to a series of preferred stock, in its sole discretion, to decrease the number of shares of such series of preferred stock being sought, increase or decrease the consideration offered in the tender offer, or increase or decrease the soliciting dealers' fees.

    If, at the time a notice of such increase or decrease is first published, sent or given in the manner specified above, the tender offer for such series of preferred stock is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first published, sent or given, then such tender offer will be extended until at least the expiration of such tenth business day. Illinova may be required to extend the tender offer if certain other material changes are made. See "Terms of the Tender Offer--Termination; Amendments." For purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

PROCEDURE FOR TENDERING SHARES

    TENDERING SHARES. To validly tender your shares in the tender offer, you must do one of the following:

    - if you are the registered holder of your shares, you must send to the depositary, or arrange for the depositary to receive (at the address set forth on the back cover of this document), prior to the expiration date, the applicable letter of transmittal and consent, properly completed and executed, together with any required signature guarantees and any other documents required by the letter of transmittal and consent, and either
      (a) send to the depositary, or arrange for the depositary to receive, certificates for the shares to be tendered or (b) effect delivery of such shares pursuant to the procedures for book-entry transfer described herein (in which case, a confirmation of such delivery must also be received by the depositary); or

    - if a broker, dealer, commercial bank, trust company or other nominee holds your shares, you must contact them if you wish to tender your shares or to consent to the proposed amendment without tendering your shares.

    If you own shares through a broker, dealer, commercial bank, trust company or other nominee, they may charge you a fee in connection with the tender of shares on your behalf.

    If your preferred stock certificates have been lost, stolen or destroyed, you should complete the affidavit of lost or destroyed certificate(s) contained in the letter of transmittal and consent. Your tender with respect to lost, stolen or destroyed certificates will not be valid until you have complied with these procedures and a replacement certificate for the shares has been delivered to the depositary.

    To properly tender, please use the applicable letter of transmittal and consent:

SERIES                                                         COLOR
------                                                        --------
4.08% Series................................................   Yellow
4.20% Series................................................     Blue
4.26% Series................................................    White
4.42% Series................................................     Pink
4.70% Series................................................      Tan
7.75% Series................................................    Green

    You cannot use a single letter of transmittal and consent to tender shares and to grant consent (or withhold consent or abstain) with respect to only a portion of your shares that you are tendering or with respect to any shares you are not tendering. For example, if you are tendering a portion of your shares and granting a consent with respect to other shares without tendering such shares, you must submit two separate letters of transmittal and consent, one with respect to the shares you are tendering and a different one with respect to the shares for which a consent is granted but which you are not tendering.

    If you tender your shares in accordance with the applicable method of delivery described in this document and the applicable letter of transmittal and consent, your tender will constitute a binding agreement between you and Illinova upon the terms and subject to the conditions of the tender offer.

    If shares are registered in the name of a person other than the signatory on the applicable letter of transmittal and consent, or if not all shares represented by a certificate are tendered in the tender offer and the unpurchased shares are to be issued to a person other than the holder(s) of record, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the holder(s) of record appear on the shares with the signature(s) on the shares or stock powers guaranteed as described below. See instructions 5 and 7 to the letter of transmittal and consent.

    THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. BECAUSE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, WHICH DETERMINES WHETHER A TENDER HAS BEEN MADE PRIOR TO THE EXPIRATION DATE, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

    All questions as to the form of documents and the validity, eligibility (including the time of receipt) and acceptance for payment of any tender of shares will be determined by Illinova in its sole discretion, and its determination will be final and binding. Illinova reserves the absolute right to reject any and all tenders of shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Illinova, be unlawful. Illinova also reserves the absolute right to waive any defect or irregularity in any tender of shares. Neither Illinova, IPC, Dynegy, the dealer manager/solicitation agent, the depositary/information agent nor any other person is under any duty to give you notice of any defect or irregularity in your tender, and they have no liability for failure to give you any such notice.

    FOR FURTHER INFORMATION ON TENDERING SHARES, CALL THE INFORMATION AGENT OR THE DEALER MANAGER/SOLICITATION AGENT OR CONSULT YOUR BROKER FOR ASSISTANCE.

    BOOK-ENTRY TRANSFER. The depositary will establish an account with respect to the shares at DTC for purposes of the tender offer within two business days after the date of this document, and any financial institution that is a participant in the system of the book-entry transfer facility may make delivery of shares by causing the transfer of such shares into the depositary's account in accordance with the procedures of DTC's ATOP system. Although tenders of shares via book-entry transfer will be effected through DTC's ATOP system, an applicable letter of transmittal and consent, properly completed and executed (together with any other required documents), with respect to any such tendered shares must be received by the depositary (by facsimile transmission or otherwise) prior to the expiration date. Delivery of such letter of transmittal and consent and any other required documents other than to the depositary will not constitute a valid tender.

    SIGNATURE GUARANTEES. In general, all signatures on a letter of transmittal and consent must be guaranteed by a firm that is a member of a registered national securities exchange or the NASD, or by a commercial bank or trust company having an office or correspondent in the United States that is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "eligible institution"). However, the guarantee of the signatures on a letter of transmittal and consent is not necessary if:

    - the letter of transmittal and consent is signed by the registered owner of the shares tendered therewith and such owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal and consent;

    - such shares are tendered for the account of an eligible institution; or

    - the letter of transmittal and consent is being used solely for the purpose of granting a consent with respect to shares which are not being tendered in the tender offer. See instructions 1 and 5 of the letter of transmittal and consent.

    AVOIDING BACKUP WITHHOLDING TAX WHEN TENDERING. To avoid U.S. federal income tax backup withholding equal to 30% (which rate is scheduled to be reduced periodically through 2006) of the gross payment made in the tender offer or, alternatively, the special cash payment, you must notify the depositary of your correct taxpayer identification number and provide a properly completed and executed Substitute Form W-9, which is included in the letter of transmittal and consent (or, if you are not a U.S. person or entity for U.S. federal income tax purposes, you must complete and execute Internal Revenue Service Form W-8 BEN, which is obtainable from the depositary). See "Material U.S. Federal Income Tax Considerations--Backup Withholding."

    YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE TENDER OFFER.

WITHDRAWAL RIGHTS

    If you tender shares in the tender offer, you may withdraw your tender at any time prior to the expiration date. The consent accompanying any of your tendered shares that are withdrawn will not be considered revoked unless you specifically revoke such consent as described below under "Proposed Amendment and Consent Solicitation--Revocation of Consents." If you withdraw your tendered shares but do not revoke any related consents, you will be entitled to receive the special cash payment with respect to such shares, provided that you are the holder of record as of the record date and the proposed amendment is approved.

    To be effective, your written notice of withdrawal must be timely received by the depositary (at one of its addresses set forth on the back cover of this document) and must specify your name and the number of shares to be withdrawn. If the shares to be withdrawn have been delivered to the depositary, a signed notice of withdrawal with signatures guaranteed by an eligible institution (except for shares tendered by an eligible institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered owner (if different from you) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and the name of the holder of record (if different from the name of such account). Withdrawals may not be rescinded, and shares you withdraw will thereafter be deemed not validly tendered for purposes of the tender offer. However, you may re-tender shares you withdraw by again following the procedures described in "Terms of the Tender Offer--Procedure for Tendering Shares" at any time prior to the expiration date.

    Illinova, in its sole discretion, will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination will be final and binding. Neither Illinova, IPC, the dealer manager/solicitation agent, the depositary/information agent nor any other person is under any duty to give you notification of any defect or irregularity in your notice of withdrawal, and they have no liability for failure to give you any such notification.

DISSENTERS' RIGHTS

    Dissenters' rights are not available under the Illinois Business Corporation Act in connection with the tender offer.

ACCEPTANCE OF SHARES FOR PAYMENT AND PAYMENT OF PURCHASE PRICE

    Upon the terms and subject to the conditions of the tender offer, and promptly after the expiration date, Illinova will accept for payment (and thereby purchase) and pay for shares validly tendered and not withdrawn as permitted under "Terms of the Tender Offer--Withdrawal Rights." Thereafter, payment for all shares accepted in the tender offer will be made by the depositary by check promptly after the expiration date. Notwithstanding any other provision hereof, in all cases, payment for shares accepted for payment in the tender offer will be made only after timely receipt by the depositary of certificates for, or a confirmation of a book-entry transfer with respect to, such shares, a properly completed and duly executed letter of transmittal and consent with any required signature guarantees and any other required documents.

    Illinova will be deemed to have accepted for payment (and thereby have purchased) shares that are validly tendered and not withdrawn when it gives oral and written notice to the depositary of its acceptance for payment of such shares. Illinova will pay for shares by depositing the purchase price therefor with the depositary, which will act as agent for tender offer participants for the purpose of receiving payment from Illinova and transmitting payment to such tender offer participants. Illinova will purchase validly tendered shares at the applicable cash purchase prices plus an amount equal to any accrued but unpaid dividends up to but not including the settlement date. However, under no circumstances will interest accrue or be paid on any amounts Illinova is to pay, regardless of any extension of the offer or delay in making such payment. Certificates for all shares not validly tendered or accepted for payment will be returned or, in the case of shares tendered by book-entry transfer, such shares will be credited to an account maintained with the book-entry transfer facility, promptly, without expense to the tendering preferred shareholder.

    If the conditions to the tender offer are not satisfied (or waived by Illinova), Illinova will not be obligated to purchase shares in the tender offer. See "Terms of the Tender Offer--Conditions of the Tender Offer."

    Illinova will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to it or its order in the tender offer. If, however, payment of the purchase price is to be made to, or if not all shares represented by a certificate are tendered in the tender offer and the unpurchased shares are to be registered in the name of, any person other than the registered owner of the shares, or if tendered shares are registered in the name of any person other than the person signing the letter of transmittal and consent, the amount of any stock transfer or other taxes (whether imposed on the registered owner, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. You will be responsible for paying any income or gross receipts taxes imposed by any jurisdiction by reason of the sale of the shares and/or the special cash payment. See instruction 6 to the letter of transmittal and consent; see also "Proposed Amendment and Consent Solicitation--Special Cash Payment" and "Material U.S. Federal Income Tax Considerations."

    If, prior to the expiration date, Illinova increases the price being paid for shares of a series of preferred stock, Illinova will pay such increased consideration for all shares of such series purchased in the tender offer, whether or not such shares were tendered prior to such increase in consideration.

COST OF THE TENDER OFFER

    Illinova will bear the out-of-pocket expenses of the tender offer, including all stock transfer taxes, if any, payable on account of the acquisition of shares by Illinova in the tender offer (except in certain circumstances). Illinova will also reimburse brokers, dealers, commercial banks, trust companies and other nominees for their reasonable and customary out-of-pocket expenses, if any, payable on account of the acquisition of shares by Illinova in the tender offer. For a complete discussion of the fees and expenses related to the tender offer and the consent solicitation, see "Fees and Expenses."

CONDITIONS OF THE TENDER OFFER

    All holders of preferred shares may tender their shares, even if the shares were acquired after the record date. You are not required to grant your consent to the proposed amendment to IPC's articles of incorporation to tender your shares. However, Illinova will not be required to accept for payment or pay for any shares tendered if the proposed amendment is not validly approved by holders of record as of the record date of at least two-thirds of the outstanding shares of the preferred stock, voting together as one class, as described under "Proposed Amendment and Consent Solicitation--Record Date; Voting Securities; Required Vote."

    In addition, notwithstanding any other provision of the tender offer and in addition to Illinova's rights to extend and amend the tender offer at any time in its sole discretion, Illinova will not be required to accept for payment or, subject to the requirements of the Exchange Act providing for prompt payment for or return of shares, pay for any tendered shares of any series of preferred stock, and may terminate or amend the tender offer with respect to such series of preferred stock (by oral or written notice to the depositary and timely public announcement) or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of tendered shares) the acceptance for payment of, or payment for, shares of such series of preferred stock that are tendered, if before the expiration date:

    - there has been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that:

       - challenges the acquisition of shares in the tender offer or the solicitation of consents in the consent solicitation, or otherwise in any manner relates to or affects the tender offer or the consent solicitation or the proposed amendment; or

       - in Illinova's reasonable judgment, would or might materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of Dynegy, Illinova, IPC or any of their respective affiliates, or otherwise materially impair in any way the contemplated future conduct of Dynegy, Illinova, IPC or any of their respective affiliates or materially impair the tender offer's contemplated benefits to Illinova and Dynegy;

    - there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered into, amended, enforced or deemed to be applicable to the tender offer or consent solicitation, by any legislative body, court, authority, agency or tribunal that, in Illinova's reasonable judgment, would or might directly or indirectly:

       - make the acceptance for payment of, or payment for, some or all of the shares or the consents illegal or otherwise restrict or prohibit consummation of the tender offer, the consent solicitation or the proposed amendment;

       - delay or restrict the ability of:

           - Illinova, or render Illinova unable, to accept for payment or pay for some or all of the shares or

           - IPC, or render IPC unable, to make the special cash payments;

       - materially impair the contemplated benefits of the tender offer or the proposed amendment to Dynegy, Illinova, IPC or any of their respective affiliates (including materially increasing the effective interest cost of secured or unsecured debt); or

       - materially affect the business, condition (financial or otherwise), income, operations or prospects of Dynegy, Illinova, IPC or any of their respective affiliates or otherwise materially impair in any way the contemplated future conduct of the business of Dynegy, Illinova, IPC or any of their respective affiliates;

    - there has been:


       - a 15% or more change in the market price of the shares of any series of preferred stock measured from February 25, 2002;


       - any change in the general political, market, economic or financial conditions in the United States or abroad that, in Illinova's reasonable judgment, would or might have a material adverse effect on the business, operations, prospects or ability to obtain financing generally of Dynegy, Illinova, IPC or any of their respective affiliates or the trading in the shares or other equity securities of Dynegy, Illinova, IPC or any of their respective affiliates;

       - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event that, in Illinova's reasonable judgment, would or might affect the extension of credit by lending institutions in the United States;

       - the commencement of war, armed hostilities, military action or other international or national calamity, including terrorism events, directly or indirectly involving the United States;

       - any general suspension of trading in, or limitation on prices for securities on any national securities exchange or the NASDAQ National Market;

       - in the case of any of the foregoing existing at the time of the commencement of the tender offer, in Illinova's reasonable judgment, a material acceleration or worsening thereof;


       - any decline in either the Dow Jones Industrial Average or the Standard & Poor's Composite 500 Stock Index by an amount in excess of 15% measured from February 25, 2002; or



       - a decline in the ratings accorded any of IPC's securities by S&P, Moody's or Fitch during the period beginning February 25, 2002, or an announcement by S&P, Moody's or Fitch that it has placed any such rating under surveillance or review with negative implications;


    - any tender or exchange offer with respect to some or all of the outstanding shares of IPC's preferred stock (other than the tender offer) or other equity securities of IPC, or a merger, acquisition or other business combination for Dynegy, has been proposed, announced or made by any person or entity; or

    - there has occurred any event or events that have resulted, or in Illinova's reasonable judgment may result, in an actual or threatened change in the business, condition (financial or otherwise), income, operations, stock ownership or prospects of IPC and its subsidiaries and affiliates, and, in the sole judgment of Illinova, such event or events make it undesirable or inadvisable to proceed with the tender offer or with such acceptance for payment or payment.

    The foregoing conditions (including the condition that the proposed amendment be approved) are for Illinova's sole benefit and Illinova may assert them regardless of the circumstances (including any action or inaction by Illinova) giving rise to the failure of any specified condition to be satisfied, and any such condition may be waived by Illinova, in whole or in part, at any time and from time to time in its sole discretion prior to the expiration date. A decision by Illinova to terminate or otherwise amend the tender offer, following the occurrence of any of the foregoing or the failure of any specified condition to be satisfied, with respect to one series of preferred stock will not create an obligation on behalf of Illinova to terminate or otherwise amend in a similar manner the tender offer with respect to any other series of preferred stock. The failure by Illinova at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right is an ongoing right which may be asserted at any time and from time to time. Any determination by Illinova concerning the events described above will be final and binding on all parties.

TERMINATION; AMENDMENTS

    Illinova expressly reserves the right, in its sole discretion, to, among other things, terminate the tender offer and not accept for payment or pay for any shares tendered (subject to the requirements of the Exchange Act for prompt payment for or return of shares), upon the occurrence of any of the events described under "Terms of the Tender Offer--Conditions of the Tender Offer" or the failure of any condition specified under "Terms of the Tender Offer--Conditions of the Tender Offer" to be satisfied prior to the expiration date (in either case, by giving oral or written notice of such termination to the depositary, and making a public announcement as described under "Terms of the Tender Offer--Expiration Date; Extension of Tender Period").

    Subject to compliance with applicable law, Illinova further reserves the right, in its sole discretion, to amend the tender offer in any respect. Any extension, delay, termination or amendment of the tender offer will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which Illinova may choose to make a public announcement, except as required by applicable law, Illinova has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If Illinova materially changes the terms of the tender offer or the information concerning the tender offer, or if it waives a material condition of the tender offer, Illinova will disseminate additional tender offer materials and extend the tender offer to the extent required by the applicable rules under the Exchange Act. Those rules require that the minimum period during which the tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price, a change in percentage of securities sought or a change in the dealer's soliciting dealer fee) will depend on the facts and circumstances, including the relative materiality of such terms of information. The SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date that a notice of such a material change is first published, sent or given and that if material changes are made with respect to information not materially less significant than the purchase price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. If the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that Illinova publishes, sends or gives to preferred shareholders a notice that it will increase or decrease the price it will pay for shares, increase or decrease the percentage of shares it seeks, or increase or decrease the soliciting dealers' fees, then Illinova will extend the tender offer until the expiration of such ten day period.

    THE OFFER FOR ANY ONE SERIES OF PREFERRED STOCK IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED STOCK. IF ILLINOVA EXTENDS OR AMENDS ANY OFFER WITH RESPECT TO ANY ONE SERIES OF PREFERRED STOCK FOR ANY REASON, ILLINOVA HAS NO OBLIGATION TO EXTEND OR AMEND THE OFFER FOR ANY OTHER SERIES OF PREFERRED STOCK.

APPOINTMENT OF PROXIES

    By executing the applicable letter of transmittal and consent, you irrevocably appoint one or more designees of Illinova as your agents, attorneys-in-fact and proxies (the "proxies"), with full power of substitution, in the manner set forth in the letter of transmittal and consent, to the full extent of your rights with respect to the shares that you tender and that Illinova accepts for payment and with respect to any and all other shares and other securities or rights issued or issuable in respect of those shares on or after the date of this tender offer. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered shares. This appointment will be effective when Illinova accepts your shares for payment in accordance with the terms of the tender offer. Upon such acceptance for payment, all other powers of attorney and proxies (other than the consent to the proposed amendment) given by you with respect to your shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). The proxies will, with respect to the shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights (other than the consent to the proposed amendment) as they in their sole discretion may deem proper at any meeting of IPC's shareholders, or any adjournment or postponement thereof, or by consent (other than the consent to the proposed amendment) in lieu of any such meeting or otherwise. In order for shares to be deemed validly tendered, immediately upon the acceptance for payment of such shares, IPC's proxies must be able to exercise full voting, consent (other than the consent to the proposed amendment) and other rights with respect to such shares and other securities, including voting at any meeting of shareholders.

                  PROPOSED AMENDMENT AND CONSENT SOLICITATION

INTRODUCTION

    In addition to the tender offer, this document relates to the solicitation of consents by IPC's board of directors from the holders of outstanding shares of IPC's preferred stock in connection with the proposed amendment to IPC's articles of incorporation to eliminate a provision that restricts IPC's ability to issue or assume unsecured debt. IPC believes that adoption of the proposed amendment is important to its financial flexibility. See "--The Proposed Amendment" and "--Reasons for the Proposed Amendment; Certain Effects of the Proposed Amendment."

    Under the IPC articles of incorporation, the approval of the proposed amendment requires the consent of the holders of at least two-thirds of the outstanding shares of IPC's:

    - common stock and all series of preferred stock, voting together as one class; and

    - preferred stock, with all series voting together as one class.

Illinova, as holder of all outstanding shares of IPC's common stock, has already approved the proposed amendment. Therefore, for the proposed amendment to be approved, valid and unrevoked consents must be obtained from holders of record as of the record date of at least two-thirds of the outstanding shares of preferred stock, voting together as a class. See "Terms of the Tender Offer--Conditions of the Tender Offer."

    If the proposed amendment is approved by the requisite consents of the preferred shareholders, IPC will file articles of amendment to its articles of incorporation effecting the proposed amendment with the Illinois Secretary of State. IPC will deliver to its shareholders notice of the approval of proposed amendment and the filing of the articles of amendment. The proposed amendment will become effective on the date of or on a later date specified in the articles of amendment. However, the proposed amendment may not become effective until prompt notice of the approval of the proposed amendment has been given to each record holder of shares who did not consent to the proposed amendment.

    If you are a holder of shares as of February 20, 2002, which is the record date for the consent solicitation, you may grant your consent to the proposed amendment. The tender offer is conditioned upon, among other things, the proposed amendment being approved by the holders of record as of the record date of at least two-thirds of the outstanding shares of the preferred stock. However, you need not tender your shares to consent to the proposed amendment. Only holders of record of outstanding shares of IPC's preferred stock as of the record date will be entitled to grant consents.

SPECIAL CASH PAYMENT

    Subject to the terms and conditions set forth in this document:

    - if you tender your shares and validly grant your consent, you will receive the total consideration, which is the applicable purchase price per share and special cash payment;

    - if you are a holder of record as of the record date and you do not tender your shares but validly grant your consent, you will receive the special cash payment for each such share; and

    - if you are a holder of record as of the record date and you tender your shares but do not validly grant your consent, you will receive the applicable purchase price per share but not the special cash payment.

To be entitled to receive the special cash payment, you must deliver your consent prior to the expiration date pursuant to the procedures described under "Proposed Amendment and Consent Solicitation--Procedural Instructions."

    YOU WILL NOT BE ENTITLED TO THE SPECIAL CASH PAYMENT (EVEN IF THE PROPOSED AMENDMENT IS APPROVED) IF:

    - YOU ARE A HOLDER OF RECORD AS OF THE RECORD DATE AND ABSTAIN OR DO NOT VALIDLY CONSENT; OR

    - YOU ARE NOT A HOLDER OF RECORD AS OF THE RECORD DATE.

RECORD DATE; VOTING SECURITIES; REQUIRED CONSENTS

    The record date for determining those holders of the outstanding preferred stock entitled to grant consents to the proposed amendment is February 20, 2002.

    IPC has six series of preferred stock outstanding and the holders of record of all outstanding shares of IPC's preferred stock will be considered together as one class with respect to the proposed amendment. Each outstanding share of preferred stock is entitled to one vote per share with respect to the proposed amendment. The shares of preferred stock outstanding on December 31, 2001 were as follows:

                                                                SHARES
SERIES                                                        OUTSTANDING
------                                                        -----------
4.08% Series................................................    225,510
4.20% Series................................................    143,760
4.26% Series................................................    104,280
4.42% Series................................................    102,190
4.70% Series................................................    145,170
7.75% Series................................................    191,765
                                                                -------
  Total.....................................................    912,675
                                                                =======

    The consent of the holders of record as of the record date of at least two-thirds of the outstanding shares of preferred stock, voting together as one class, is required to approve the proposed amendment. Thus, as of December 31, 2001, IPC would have to receive the consents of the holders representing at least 608,450 of the outstanding shares of preferred stock for the proposed amendment to be approved. The proposed amendment must also be approved by the holders of two-thirds of the outstanding shares of common stock and preferred stock, voting together as one class. Illinova currently holds all outstanding shares of common stock and has approved the proposed amendment. Because the shares of common stock owned by Illinova constitute more than two-thirds of the oustanding shares of common stock and preferred stock together and Illinova has approved the proposed amendment, this condition has been satisfied.

    Brokers and other nominees who hold shares in street name for customers are precluded from exercising their discretion with respect to granting consents for the approval of the proposed amendment. Thus, absent specific instructions from the beneficial owner of such shares, brokers and other nominees will not be able to grant consent with respect to such shares for the approval of the proposed amendment and such shares will be deemed to be broker non-votes. Shares represented by broker non-votes will have the same effect as withholding consent to the proposed amendment.

    PLEASE NOTE THAT, IN ADDITION TO BROKER NON-VOTES, THE FOLLOWING WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED AMENDMENT:

    - FAILING TO PROPERLY EXECUTE, DATE AND RETURN A LETTER OF TRANSMITTAL AND CONSENT; AND

    - EXECUTING, DATING AND RETURNING A LETTER OF TRANSMITTAL AND CONSENT MARKED "WITHHOLD CONSENT" OR "ABSTAIN" AS TO THE PROPOSED AMENDMENT.

    IF YOUR DELIVERED LETTER OF TRANSMITTAL AND CONSENT IS EXECUTED AND DATED BUT NOT MARKED WITH RESPECT TO THE PROPOSED AMENDMENT, YOU WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSED AMENDMENT.

    IPC is an Illinois corporation and is, therefore, subject to the IBCA. The IBCA permits action without a meeting by less than unanimous written consent of shareholders if, among other things, the consent is signed by holders having the minimum number of shares that would be necessary to take such action at a shareholders' meeting at which all shares entitled to vote were present and voting.

    YOUR CONSENT IS BEING SOLICITED BY IPC'S BOARD OF DIRECTORS, WHICH HAS UNANIMOUSLY DETERMINED THAT THE PROPOSED AMENDMENT IS IN IPC'S BEST INTERESTS AND REQUESTS THAT YOU GRANT YOUR CONSENT TO THE PROPOSED AMENDMENT. THE IPC BOARD HAS NOT MADE ANY SEPARATE DETERMINATION THAT THE PROPOSED AMENDMENT IS OR IS NOT IN YOUR BEST INTEREST. YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER OR NOT TO CONSENT TO THE PROPOSED AMENDMENT.

PROCEDURAL INSTRUCTIONS

    Only holders of record as of the record date of outstanding shares of IPC's preferred stock as of the record date will be entitled to grant their consents.

    If you are a holder of record of shares as of the record date, you may consent to, withhold consent to or abstain with respect to the proposed amendment by marking the "CONSENT," "WITHHOLD CONSENT" or "ABSTAIN" box, as applicable, within the applicable letter of transmittal and consent and signing, dating and delivering it to the depositary promptly in the enclosed postage-paid envelope. If you grant your consent to the proposed amendment, you must use the consent form that is a part of the applicable letter of transmittal and consent, whether or not shares are being tendered in the tender offer. If your delivered letter of transmittal and consent is executed and dated but not marked with respect to the proposed amendment, you will be deemed to have consented to the proposed amendment.

    You may grant a consent to the proposed amendment but not tender your shares in the tender offer. In such case, you should complete the consent form in the applicable letter of transmittal and consent but should not send your certificates or effect a book-entry transfer of your shares in the tender offer.

    The same letter of transmittal and consent may not be used to tender shares and to grant consent with respect to other shares which are not being tendered. If you tender a portion of your shares and grant a consent with respect to other shares without tendering such shares, you must submit two separate letters of transmittal and consent, one with respect to the tendered shares and one with respect to the shares for which a consent is granted but which are not tendered.

    If you withhold consent or abstain, you will not be entitled to receive the special cash payment in respect of your shares. If you are the beneficial owner of shares but not the holder of record of such shares as of the record date because such shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, you must arrange with the holder of record to execute and deliver a consent form on your behalf.

    All questions as to the form and the validity (including the time of receipt) of consents and the eligibility for the special cash payment will be determined by IPC in its sole discretion, and its determination will be final and binding. IPC reserves the absolute right to reject any and all consents that:

    - it determines are not in proper form; or

    - the acceptance of or the payment of the special cash payment with respect to which may, in the opinion of IPC's counsel, be unlawful.

    IPC reserves the absolute right to waive any defect or irregularity in any consent. Neither Illinova, IPC, the dealer manager/solicitation agent, the depositary/information agent nor any other person is under any duty to give you notice of any defect or irregularity in your consent, and they have no liability for failure to give you any such notice.

REVOCATION OF CONSENTS

    You may revoke your consent at any time prior to the expiration date. To revoke your consent, you must deliver an executed written, dated revocation which clearly identifies the consent being revoked to the depositary at the address set forth on the back cover of this document. A revocation may be in any written form validly signed by the record holder as of the record date as long as it clearly states that the consent previously given is no longer effective. The revocation of consent with respect to any tendered shares will not cause such shares to be deemed to have been withdrawn. In addition, withdrawal of shares tendered in the tender offer will not by itself revoke a properly executed consent.

    All questions as to the form and validity (including time of receipt) of any notice of revocation will be determined by IPC, in its sole discretion, and its determination will be final and binding. Neither Illinova, IPC, the dealer manager/solicitation agent, the depositary/information agent nor any other person will be under any duty to give you notification of any defect or irregularity in your notice of revocation, and they have no liability for failure to give you any such notification.

DISSENTERS' RIGHTS

    Dissenters' rights are not available under the IBCA in connection with the proposed amendment.

COST OF THE CONSENT SOLICITATION

    IPC will bear the expenses of the solicitation of consents by IPC's board of directors. Consents will be solicited by mail or by telephone. In addition, IPC's officers and employees and its affiliates may also solicit consents personally or by telephone; such persons will receive no additional compensation for these services. IPC will also reimburse such brokers, dealers, commercial banks, trust companies and other nominees for their reasonable and customary out-of-pocket expenses, if any, payable on account of the solicitation of consents. For a complete discussion of the fees and expenses relating to the tender offer and the consent solicitation, see "Fees and Expenses."

THE PROPOSED AMENDMENT

    Consents are sought from the holders of the outstanding shares of preferred stock with respect to a proposed amendment to IPC's articles of incorporation which would delete in its entirety Article V, Section 1(f)(1), which currently limits IPC's ability to issue and assume unsecured debt.

    The full text of the provision to be deleted by the proposed amendment is set forth in Appendix A. The following summary of those provisions is qualified in its entirety by reference to Appendix A.

    Article V, Section 1(f)(1) requires IPC to obtain approval from the holders of a majority of the outstanding shares of preferred stock before issuing or assuming any unsecured debt if immediately thereafter the total principal amount of IPC's unsecured debt would exceed 20% of the sum of:

    - the total principal amount of all outstanding secured debt issued or assumed by IPC; and

    - the total of the capital and surplus then carried on IPC's books.

No approval is required if the purpose of the issuance or assumption of unsecured debt is:

    - the refunding of outstanding unsecured debt;

    - the reacquisition, redemption or retirement of any debt pursuant to authorization by any regulatory authority having jurisdiction; or

    - the reacquisition, redemption or retirement of all outstanding shares of preferred stock or of any other class of stock ranking prior to, or on a parity with, the preferred stock as to dividends or other distributions.

    As of September 30, 2001, the total principal amount of IPC's secured debt was $1.2 billion, and the total of its capital and surplus was $1.2 million. Therefore, the aggregate limit on IPC's unsecured debt as of September 30, 2001, under Article V, Section 1(f)(1) was $483 million. The total principal amount of IPC's unsecured debt was $246 million as of September 30, 2001. As of September 30, 2001, $100 million of trust originated preferred securities were redeemed by IPC.

REASONS FOR THE PROPOSED AMENDMENT; CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

    GENERAL. IPC believes that legislative, regulatory, technological and market developments will continue the trend toward a more competitive environment in the electric utility industry. As competition intensifies, flexibility and cost reduction, which can be achieved through the issuance of unsecured debt, will be crucial to success. The industry's new competitors generally are not subject to restrictions on their ability to issue unsecured debt. In addition, over the past five years, several utilities with unsecured debt restrictions similar to IPC have successfully eliminated such provisions.

    FINANCIAL FLEXIBILITY. Historically, IPC's debt financing generally has been accomplished through the issuance of long-term mortgage bonds, pollution control bonds and unsecured debt. IPC currently has approximately $1.1 billion in aggregate principal amount of mortgage bonds outstanding which is secured by a lien on substantially all of IPC's utility assets. However, mortgage bonds generally have more restrictions than unsecured debt, such as limitations on the disposition of assets and the ability to issue additional mortgage bonds. IPC's continued reliance on the issuance of mortgage bonds could limit its ability to redeploy its assets strategically. Pollution control bond financing, a more favorable type of financing due to its tax-exempt status, is available only for very limited purposes.

    If the proposed amendment is adopted, IPC will have increased flexibility to choose among different types of debt financing to finance projects using the most cost-effective means and take full advantage of changing conditions in securities markets. For example, additional short-term unsecured debt will provide IPC the flexibility to meet seasonal and business cycle fluctuations in cash requirements, can act as a bridge between issues of permanent capital and can be used when unfavorable conditions prevail in the market for long-term capital. If the proposed amendment is approved, subject to then-current market conditions, IPC will evaluate its debt capitalization to take advantage of this increased flexibility and thereby potentially reduce its cost of capital. The reason IPC decided to solicit consents at this time is because it believes that market conditions are now favorable for the consent solicitation to be successful.

    LOWER COSTS. Because the electric utility industry is extremely capital intensive, minimization of financing costs are of particular importance. If the proposed amendment is adopted and IPC increases its use of short-term unsecured debt, it may be able to lower its cost structure, thereby increasing its competitive position. In addition, although short-term unsecured debt may expose IPC to more volatility in interest rates, the cost of short-term unsecured debt does not typically exceed the cost of other forms of available capital.

    EFFECTS OF THE PROPOSED AMENDMENT. IPC does not have any current plans to increase materially the total amount of its debt if the proposed amendment is approved. Accordingly, IPC does not believe that the proposed amendment, if approved, will have an adverse effect on its credit rating.

    In addition, since holders of any debt, including unsecured debt, would rank ahead of you, as a holder of preferred stock, in a bankruptcy or other liquidation of IPC, IPC's issuance of more unsecured debt may pose additional risk to you under certain circumstances, such as IPC's default in the repayment of such debt.

    IPC's board of directors has unanimously determined that the proposed amendment is in IPC's best interests, and the board requests that you give your consent to the proposed amendment. However, the board has not made any separate determination that the proposed amendment is or is not in your best interest. Accordingly, you must make your own decision as to whether to consent to the proposed amendment, either in connection with tendering, or without tendering, your shares.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    Only the holders of record of outstanding shares of preferred stock as of February 20, 2002 are being solicited to grant their consent to the proposed amendment. At February 20, 2002, there were 624 holders of outstanding shares of preferred stock. To the best knowledge of IPC, Illinova and Dynegy, as of February 20, 2002, neither Illinova, Dynegy nor any director or officer of Illinova, Dynegy or IPC beneficially owned any preferred stock; and no person or group beneficially owned more than five percent of any series of the outstanding preferred stock. All series of the preferred stock are considered to be a part of the same class under IPC's articles of incorporation.


                        PRICE RANGE OF SHARES; DIVIDENDS


    The 4.08% Series, 4.20% Series, 4.26% Series, 4.42% Series and 4.70% Series are traded on the NYSE. The 7.75% Series is traded on the OTC Bulletin Board Service, or OTCBB. The table below shows the last reported sale or bid price on October 19, 2001, the last trading day before Illinova announced the tender offer, and on February 21, 2002 for each series of preferred stock, as reported on the NYSE consolidated reporting system or OTCBB, as applicable:



                                               LAST REPORTED          LAST REPORTED
                                            SALE OR BID PRICE ON   SALE OR BID PRICE ON
SERIES                                        OCTOBER 19, 2001      FEBRUARY 21, 2002
------                                      --------------------   --------------------
4.08% Series (NYSE).......................         $31.00                 $33.05
4.20% Series (NYSE).......................         $32.00                 $34.75
4.26% Series (NYSE).......................         $30.00                 $35.50
4.42% Series (NYSE).......................         $31.00                 $36.85
4.70% Series (NYSE).......................         $35.00                 $39.00
7.75% Series (OTCBB)......................         $48.50                 $48.25


    You should be aware that the shares of each series of preferred stock trade only on a limited basis and, therefore, the last reported prices may not necessarily reflect the then current market value of the shares.

    YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS, IF AVAILABLE, FOR YOUR SHARES.

    The following table shows for each series of preferred stock, the trading symbol and, for each quarterly period in the past two years, the dividends paid per share and the high and low sale or bid prices per share as reported on the NYSE consolidated reporting system or OTCBB, as applicable:

                     DIVIDENDS AND PRICE RANGES BY QUARTERS
             (1999, 2000, 2001 AND 2002 (THROUGH JANUARY 31, 2002))

                                                                                                                         2002--
                                            2000--QUARTERS                              2001--QUARTERS                  THROUGH
                               -----------------------------------------   -----------------------------------------   ----------
                                 1ST        2ND        3RD        4TH        1ST        2ND        3RD        4TH      JANUARY 31
                               --------   --------   --------   --------   --------   --------   --------   --------   ----------
4.08% Series (NYSE: IPCprA)
  Dividends Per Share........  $   0.51   $   0.51   $   0.51   $   0.51   $   0.51   $   0.51   $   0.51   $   0.51    $   0.51
Sales Price--$Per Share
  --High.....................     30.00      30.00      29.68      29.44      29.00      30.00      32.00      36.00       34.50
  --Low......................     25.00      26.00      27.00      26.50      26.43      27.48      28.87      30.95       32.74

4.20% Series (NYSE: IPCprB)
  Dividends Per Share........  $  0.525   $  0.525   $  0.525   $  0.525   $  0.525   $  0.525   $  0.525   $  0.525    $  0.525
Sales Price--$Per Share
  --High.....................     29.00      30.06      30.55      30.13      29.00      30.00      32.00      36.00       35.00
  --Low......................     26.50      26.00      27.75      27.50      26.00      28.47      29.25      32.00       33.47

4.26% Series (NYSE: IPCprC)
  Dividends Per Share........  $ 0.5325   $ 0.5325   $ 0.5325   $ 0.5325   $ 0.5325   $ 0.5325   $ 0.5325   $ 0.5325    $ 0.5325
Sales Price--$Per Share
  --High.....................     32.00      30.50      30.98      31.50      29.40      31.50      32.00      36.50       35.50
  --Low......................     27.13      26.44      28.00      28.50      26.75      28.50      30.00      30.00       35.00

4.42% Series (NYSE: IPCprD)
  Dividends Per Share........  $ 0.5525   $ 0.5525   $ 0.5525   $ 0.5525   $ 0.5525   $ 0.5525   $ 0.5525   $ 0.5525    $ 0.5525
Sales Price--$Per Share
  --High.....................     31.50      31.63      32.14      32.14      30.13      31.75      33.00      37.00       36.85
  --Low......................     28.00      28.50      29.31      28.50      28.00      30.20      30.75      30.90       36.00

4.70% Series (NYSE: IPCprE)
  Dividends Per Share........  $ 0.5875   $ 0.5875   $ 0.5875   $ 0.5875   $ 0.5875   $ 0.5875   $ 0.5875   $ 0.5875    $ 0.5875
Sales Price--$Per Share
  --High.....................     33.00      33.65      34.19      34.19      32.38      32.63      35.00      37.00       39.00
  --Low......................     29.75      28.50      31.50      32.25      31.00      31.00      30.79      35.00       37.50

7.75% Series (OTCBB: ILLNP)
  Dividends Per Share........  $0.96875   $0.96875   $0.96875   $0.96875   $0.96875   $0.96875   $0.96875   $0.96875    $0.96875
Bid Price--$Per Share
  --High.....................     49.25      49.25      49.25      48.50      48.50      48.50      48.50      48.50       48.50
  --Low......................     45.25      49.25      49.25      48.00      48.50      48.50      48.50      48.50       48.50

    You are entitled to receive, if, when and as declared by IPC's board of directors, cash dividends at the annual rate specified for such series of preferred stock, and no more, cumulative and payable quarterly on each February 1, May 1, August 1 and November 1. To date, IPC has timely made all quarterly dividend payments on the outstanding shares of IPC's preferred stock. If your shares are purchased in the offer, you will receive from Illinova an amount equal to any accrued but unpaid dividends up to but not including the settlement date.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes material U.S. federal income tax considerations with respect to the sale of shares in the tender offer and the receipt of special cash payments in connection with the approval of the proposed amendment. This summary is based on the Internal Revenue Code of 1986, or the Code, as amended to the date of this document, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this document may adversely affect the tax consequences described herein, possibly on a retroactive basis. This summary assumes that you hold your shares as a capital asset within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules (including certain financial institutions, tax exempt organizations, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, or if you acquired your shares as part of a hedge or hedging transaction or as a position in a straddle for tax purposes). YOU SHOULD CONSULT YOUR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

    As used herein, the term "U.S. Preferred Shareholder" means a preferred shareholder that is a U.S. person for U.S. federal income tax purposes. The term "U.S. person" means:

    - a person who is a citizen or resident alien individual of the United
      States;

    - a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, unless in the case of a partnership, Treasury Regulations are adopted that provide otherwise;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

    Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date that elect to be treated as U.S. Persons, shall also be considered a U.S. Person. A "Non-U.S. Preferred Shareholder" is a Preferred Shareholder that is not a U.S. Preferred Shareholder.

TAX CONSIDERATIONS FOR TENDERING PREFERRED SHAREHOLDERS

    U.S. PREFERRED SHAREHOLDERS. A U.S. Preferred Shareholder will recognize gain or loss equal to the difference between the tax basis of such Preferred Shareholder's shares and the amount of cash received in exchange therefor. A U.S. Preferred Shareholder's gain or loss will be a capital gain or loss. Capital gains of individuals derived in respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

    NON-U.S. PREFERRED SHAREHOLDERS. Any capital gain realized upon the sale of shares by a Non-U.S. Preferred Shareholder in the tender offer generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the conduct of a trade or business in the United States of the Non-U.S. Preferred Shareholder, or (ii) in the case of a Non-U.S. Preferred Shareholder who is a nonresident alien individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met. A Non-U.S. Preferred Shareholder described in clause (i) above will be taxed on the net capital gain derived from the sale at the rate applicable to U.S. Persons generally. Any such effectively connected income received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Unless an applicable tax treaty provides otherwise, a Non-U.S. Preferred Shareholder who is a nonresident alien individual described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. losses which are derived from the sale or exchange of capital assets.

TAX CONSIDERATIONS FOR NON-TENDERING PREFERRED SHAREHOLDERS

    U.S. PREFERRED SHAREHOLDERS. There is no direct authority concerning the U.S. federal income tax consequences of the receipt of special cash payments. IPC will, for information reporting purposes, treat special cash payments as ordinary dividend income to recipient U.S. Preferred Shareholders.

    NON-U.S. PREFERRED SHAREHOLDERS. IPC will treat special cash payments paid to a Non-U.S. Preferred Shareholder as subject to withholding of U.S. federal income tax at a 30% rate. However, special cash payments that are effectively connected with the conduct of a trade or business by the Non-U.S. Preferred Shareholder within the United States are not subject to the withholding tax provided such Non-U.S. Preferred Shareholder provides two originals of IRS
Form W-8ECI stating that such special cash payments are so effectively connected, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected special cash payments received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate (or such lower rates as may be specified by an applicable income tax treaty).

    A Non-U.S. Preferred Shareholder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service, or IRS.

BACKUP WITHHOLDING

    ANY U.S. PREFERRED SHAREHOLDER WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE APPLICABLE LETTER OF TRANSMITTAL AND CONSENT (OR, IN THE CASE OF A NON-U.S. PREFERRED SHAREHOLDER, IRS FORM W-8BEN, OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 30% (WHICH RATE IS SCHEDULED TO BE REDUCED PERIODICALLY THROUGH 2006) OF THE GROSS PROCEEDS PAYABLE TO SUCH PREFERRED SHAREHOLDER IN THE OFFER OR, ALTERNATIVELY, THE SPECIAL CASH PAYMENT. To prevent backup withholding, a U.S. Preferred Shareholder must provide the depositary with the U.S. Preferred Shareholder's correct taxpayer identification number and certify that the U.S. Preferred Shareholder is not subject to backup withholding of federal income tax by completing the Substitute Form W-9 included in the applicable letter of transmittal and consent. Certain preferred shareholders (including, among others, all corporations and certain foreign preferred shareholders) are exempt from backup withholding. For a corporate U.S. Preferred Shareholder to qualify for such exemption, such U.S. Preferred Shareholder should provide the depositary with a properly completed and executed Substitute Form W-9 attesting to its exempt status. In order for a Non-U.S. Preferred Shareholder to qualify as an exempt recipient, the Non-U.S. Preferred Shareholder must submit a Form W-8BEN, Certificate of Foreign Status, signed under penalties of perjury, attesting to that Preferred Shareholder's exempt status. A copy of Form W-8BEN may be obtained from the depositary. Any amount paid to Non-U.S. Preferred Shareholders that is subject to the 31% backup withholding will not be subject to the 30% (which rate is scheduled to be reduced periodically through 2006) withholding tax discussed above under "Tax Considerations for Non-Tendering Preferred Shareholders--Non-U.S. Preferred Shareholders."

    The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

                           SOURCE AND AMOUNT OF FUNDS


    Assuming that Illinova purchases all of the outstanding shares of preferred stock in the tender offer, the total funding required by Illinova to purchase such shares will be approximately $37,523,099, including fees and other expenses. Illinova will obtain the required funds to purchase the shares of preferred stock from Dynegy immediately prior to payment in the form of an unsecured intercompany loan and will use working capital for the related fees and expenses. Dynegy will fund the intercompany loan by using its working capital. Illinova has no alternative financing arrangements or financing plans.



    Under the intercompany loan agreement, dated as of February 25, 2002, Dynegy has agreed to provide Illinova a two-year unsecured loan of up to $37,046,427 to provide Illinova with funds to acquire IPC's preferred stock. The loan will bear interest at an approximate rate of 7.5% per year, payable semiannually on April 1 and October 1, and mature on February 25, 2004. Other than repayment in the ordinary course of business, Illinova has no plans or arrangements to refinance or repay the loan.


    Because the only consideration in the tender offer is cash and the tender offer is being made for all outstanding shares of preferred stock, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Dynegy and its affiliates, Illinova believes that the financial condition of Dynegy and its affiliates is not material to a decision by a holder of shares whether to sell, tender or hold shares of preferred stock.


    Assuming that the proposed amendment is approved and IPC makes the special cash payment for each outstanding share of preferred stock in the consent solicitation, the total funding required by IPC to make the special cash payment with respect to such shares will be approximately $1,281,938, including fees and other expenses. IPC will obtain the required funds by using its working capital. IPC has no alternative financing arrangements or financing plans.


                               FEES AND EXPENSES

    DEALER MANAGER/SOLICITATION AGENT FEES. Merrill Lynch & Co. will act as dealer manager for Illinova in connection with the tender offer and as solicitation agent for IPC in connection with the consent solicitation. Illinova has agreed to pay the dealer manager/solicitation agent a fee of $250,000 upon completion of the tender offer. IPC has agreed to pay the dealer manager/solicitation agent a fee of $150,000 if the proposed amendment is approved. Illinova will also reimburse the dealer manager/ solicitation agent for its reasonable out-of-pocket expenses incurred in connection with the tender offer and consent solicitation. Illinova and IPC have also agreed to indemnify the dealer manager/solicitation agent against certain liabilities, including certain liabilities under the federal securities laws, in connection with the tender offer and the consent solicitation. The dealer manager/solicitation agent has rendered, is currently rendering and is expected to continue to render various investment banking services to Dynegy, Illinova and IPC. The dealer manager/solicitation agent has received, and will continue to receive, customary compensation from Dynegy, Illinova and IPC for such services.


    Illinova has retained Mellon Investor Services LLC as depositary and information agent in connection with the tender offer and the consent solicitation. Illinova has agreed to pay the depositary/ information agent a fee of $80,500, plus any additional fees for printing, processing of soliciting dealer fees and extensions of the tender offer, for its services and reimburse the depositary/information agent for reasonable out-of-pocket expenses. The depositary/information agent has been retained to make solicitations or recommendations in connection with the tender offer and the consent solicitation.


    SOLICITING DEALER FEES. Illinova and IPC will pay the following fees to soliciting dealers:

    - Illinova and IPC will pay a fee to soliciting dealers of an amount equal to $0.75 per share for shares that are tendered, accepted for payment and paid for in the tender offer and, if the proposed amendment is approved, in respect of which consents are validly granted (except for transactions for beneficial holders whose ownership equals or exceeds 5,000 shares, in which case Illinova and IPC will pay a soliciting dealer fee equal to $0.50 per share);


    - IPC will pay a fee to soliciting dealers of an amount equal to $0.75 per share for shares, if the proposed amendment is approved, in respect of which consents are validly granted but that are not tendered, accepted for payment and paid for in the tender offer (except for transactions for beneficial holders whose ownership equals or exceeds 5,000 shares, in which case IPC will pay a soliciting dealer fee equal to $0.50 per share); and



    - Illinova will pay a fee to soliciting dealers of an amount equal to $0.50 per share for shares that are tendered, accepted for payment and paid for in the tender offer but in respect of which consents are not validly granted (except for transactions for beneficial holders whose ownership equals or exceeds 5,000 shares, in which case Illinova will pay a soliciting dealer fee equal to $0.25 per share).


Any fees payable pursuant to this paragraph shall be paid in full to the dealer manager/solicitation agent unless a soliciting dealer is designated (as herein described), in which case such fees shall be payable in full to such designated soliciting dealer (which designated soliciting dealer may be the dealer manager/solicitation agent). With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership equals or exceeds 5,000 shares, any fees payable pursuant to this paragraph shall be paid in full to the dealer manager/solicitation agent unless a soliciting dealer is designated, in which case 80% of such fee shall be paid to the dealer manager/ solicitation agent and 20% of such fee shall be paid to the designated soliciting dealer (which designated soliciting dealer may be the dealer manager/solicitation agent).

    A designated soliciting dealer is an entity obtaining the tender and/or consent, if the applicable letter of transmittal and consent shall include its name under the heading "Solicited Tenders and/or Consents," and it is:

    - a broker or dealer in securities, including the dealer manager/solicitation agent in its capacity as a dealer or broker, which is a member of any national securities exchange or of the NASD;

    - a foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the U.S. to the same extent as though it were an NASD member; or

    - a bank or trust company.

    Soliciting dealers will include any of the organizations described above even when the activities of such organization in connection with the tender offer and consent solicitation consist solely of forwarding to clients materials relating to the tender offer and consent solicitation, including the applicable letter of transmittal and consent, and tendering shares or granting consents as directed by beneficial owners thereof. No soliciting dealer is required to make any recommendation to holders of shares as to whether to tender or refrain from tendering in the tender offer or whether to grant or refrain from granting a consent. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the tender offer included any activities other than those described in this paragraph. For all purposes noted in all materials relating to the tender offer and consent solicitation, the term "solicit" shall be deemed to mean no more than "processing shares tendered or consents" or "forwarding to customers materials regarding the tender offer and consent solicitation."

    No such soliciting dealer fee shall be payable to a soliciting dealer with respect to the tender and/ or consent of shares by a holder unless the letter of transmittal and consent accompanying such tender and/or consent designates such soliciting dealer. No such fee shall be paid to a soliciting dealer with respect to shares tendered or for which a consent has been granted for such soliciting dealer's own account. If tendered shares or shares for which a consent has been granted are registered in the name of such soliciting dealer, no such fee shall be payable unless such shares are held by such soliciting dealer as nominee and such shares are being tendered and/or a consent is being granted for the benefit of one or more beneficial owners identified on the applicable letter of transmittal and consent. You should complete the "Solicited Tenders and/or Consents" box in the applicable letter of transmittal and consent to designate a soliciting dealer. No such fee shall be payable to a soliciting dealer if such soliciting dealer is required for any reason to transfer the amount of such fee to a beneficial owner. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Illinova, the depositary/information agent or the dealer manager/solicitation agent for purposes of the tender offer and consent solicitation.

    By accepting any soliciting dealer fee, a person shall be deemed to have represented that:

    - it has complied with the applicable requirements of the Exchange Act, and the applicable rules and regulations thereunder, in connection with such solicitation;

    - it is entitled to such compensation for such solicitation under the terms and conditions of the tender offer;

    - in soliciting tenders of shares and/or consents, it has used no soliciting materials other than those furnished by Illinova or IPC; and

    - if it is a foreign broker or dealer not eligible for membership in the NASD, it has agreed to conform to the NASD's Rules of Fair Practice in making solicitations.

    STOCK TRANSFER TAXES. Illinova will pay all stock transfer taxes, if any, payable on account of the acquisition of shares by Illinova in the tender offer, except in certain circumstances where special payment or delivery procedures are used under instruction 7 of the accompanying letter of transmittal and consent.

                            REGULATORY REQUIREMENTS

    Neither Dynegy, Illinova nor IPC is aware of any licenses or regulatory permits that would be material to their businesses that might be adversely affected by Illinova's purchase of shares in the tender offer or IPC's solicitation of consents for the proposed amendment, or of any filings, approvals or other action by or with any domestic or foreign government or governmental, administrative or regulatory authority or agency that would be required prior to Illinova's purchase of the shares in the tender offer or IPC's solicitation of consents for the proposed amendment. If any such approval or other action is needed, Dynegy, Illinova or IPC may not be able to obtain such approval or other action at all or without substantial conditions, and the failure to obtain any such approval or other action might result in adverse consequences to the business of Dynegy, Illinova or IPC. Illinova's obligation to purchase and pay for shares in the tender offer is subject to certain conditions, which may be applicable under these circumstances. See "Terms of the Tender Offer--Conditions of the Tender Offer."

             CERTAIN INFORMATION REGARDING IPC, ILLINOVA AND DYNEGY

    IPC is an Illinois corporation and a subsidiary of Illinova. IPC is engaged in the transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in Illinois. IPC supplies retail electric and natural gas service to residential, commercial and industrial consumers in substantial portions of northern, central and southern Illinois. IPC also supplies electric transmission service to utilities, municipalities and power marketing entities.

    The mailing address of IPC's principal executive office is 500 South 27th Street, Decatur, Illinois, 62521-2200, and the telephone number is
(217) 424-6600.

    Illinova is an Illinois corporation and a subsidiary of Dynegy Inc., an Illinois corporation. Illinova owns all of the outstanding shares of IPC's common stock. Illinova is a holding company which conducts substantially all of its business through its subsidiaries. The three principal operating subsidiaries of Illinova are:

    - IPC;

    - Illinova Generating Company, an independent power company which invests in energy supply projects and competes in the independent power market worldwide; and

    - Illinova Energy Partners, Inc., which engages in brokering and marketing electric power and gas and developing and selling energy-related services to the unregulated energy market throughout the United States and Canada.

    The mailing address of Illinova's principal executive office is 500 South 27th Street, Decatur, Illinois 62521-2200, and the telephone number is
(217) 424-6600.

    Dynegy is an Illinois corporation and one of the world's premier energy merchants. Through its global energy delivery network and marketing, logistics and risk management capabilities, Dynegy provides innovative solutions to customers in North America, the United Kingdom and Continental Europe.

    The mailing address of Dynegy's principal executive office is 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, and the telephone number is
(713) 507-6400.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of IPC, Illinova and Dynegy are set forth in Appendix B.

    Except as described in this document or Appendix B, neither IPC, Illinova, Dynegy, nor, to the knowledge of IPC, Illinova and Dynegy, any of the persons listed in Appendix B or any associate or majority owned subsidiary of IPC, Illinova or Dynegy or of any of the persons so listed:

    - beneficially owns or has a right to acquire any shares of the preferred stock or any other equity securities of IPC; or

    - has effected any transaction in the preferred stock or any other equity securities of IPC during the past 60 days.

    Except as described in this document, neither IPC, Illinova, Dynegy, nor, to the knowledge of IPC, Illinova and Dynegy, any of the persons listed in Appendix B, has any contract, arrangement, understanding or relationship with any other person with respect to the shares of preferred stock, insofar as it relates directly or indirectly to the tender offer or the consent solicitation or any other securities of IPC (including, but not limited to, any contracts arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

    On March 2, 2001, IPC declared and paid common stock dividends of $100 million to Illinova in accordance with IPC's articles of incorporation, the Illinois Public Utilities Act and the Federal Power Act.

    Effective October 1, 1999, IPC transferred its wholly owned fossil generating assets and other generation-related assets and liabilities at net book value to Illinova in exchange for an unsecured note in the amount of approximately $2.8 billion. The fossil generating assets were subsequently contributed by Illinova to its subsidiary, Illinova Power Marketing Inc., which was later renamed Dynegy Midwest Generation. Effective August 31, 2001, approximately $9 million of additional fossil generation-related assets were transferred to Illinova and the amount outstanding under the unsecured note was increased accordingly. The note matures on September 30, 2009 and bears interest at an annual rate of 7.5%. At September 30, 2001, principal and accrued interest outstanding under the note were approximately $2.3 billion and $85 million, respectively.

    None of the persons listed in Appendix B has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Appendix B has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    Dynegy and IPC are subject to the information and reporting requirements of the Exchange Act and are required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning their respective businesses, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of the their respective securities, any material interests of such person in transactions with Dynegy or IPC and certain other matters is required to be disclosed in proxy statements and annual reports distributed to their respective shareholders and filed with the SEC. If you would like to know how to obtain such reports and information, see "Where You Can Find More Information."

                 SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

    Set forth below is certain consolidated historical financial information of IPC and its subsidiaries. The historical financial information (other than the ratios of earnings to fixed charges) was derived from the audited consolidated financial statements included in IPC's Annual Report on Form 10-K for the year ended December 31, 2000 and from the unaudited consolidated financial statements included in IPC's Quarterly Report on Form 10-Q for the quarter ended
September 30, 2001. Additional financial information is incorporated by reference herein as described below.

                                                                                     NINE MONTHS
                                                                                        ENDED
                                                               YEAR ENDED           SEPTEMBER 30,
                                                              DECEMBER 31,           (UNAUDITED)
                                                           -------------------   -------------------
                                                             1999       2000       2000       2001
                                                           --------   --------   --------   --------
                                                                   (MILLIONS, EXCEPT RATIOS)
CONDENSED INCOME STATEMENT DATA:
Operating Revenues.......................................  $1,903.2   $1,585.6    $1,155     $1,271
Operating Income.........................................     217.7      156.0       130        147
Allowance for Borrowed Funds Used During Construction....      (4.2)      (1.3)       (1)        (2)
Interest Expense.........................................     148.4      139.1       105         94
Other Income and Deductions--net.........................      39.6      116.7        82         94
Net Income...............................................     113.1      134.9       108        149
  Less--Preferred Dividend Requirement...................      19.2       13.9        11          8
  Plus--Carrying Amount Over Consideration Paid for
    Redeemed Preferred Stock.............................       1.7         --        --         --
Net Income Applicable to Common Stock....................      95.6      121.0        97        141
Ratio of Earnings to Fixed Charges.......................      2.16       2.53      2.67       3.56

                                                       AS OF DECEMBER 31,
                                                       -------------------    AS OF SEPTEMBER 30, 2001
                                                         1999       2000            (UNAUDITED)
                                                       --------   --------   --------------------------
                                                                          (MILLIONS)
CONDENSED BALANCE SHEET DATA:
Assets
  Plant and property.................................  $2,903.1   $3,040.7             $3,109
  Less--accumulated depreciation.....................   1,138.6    1,192.6              1,227
                                                       --------   --------             ------
    Net utility plant................................   1,764.5    1,848.1              1,882
  Investments and other assets.......................      13.1       15.7                 12
  Current assets.....................................     441.3      424.3                388
  Deferred charges...................................   3,078.9    2,683.6              2,653
                                                       --------   --------             ------
    Total............................................  $5,297.8   $4,971.7             $4,935
                                                       ========   ========             ======
Capital and Liabilities
  Common stock.......................................  $1,274.1   $1,274.2             $1,274
  Capital stock expense..............................      (7.2)      (7.2)                (7)
  Treasury stock.....................................    (286.4)    (286.4)              (287)
  Retained earnings..................................      54.7      175.7                217
  Preferred stock....................................      45.8       45.8                 46
  Mandatorily redeemable preferred stock.............     193.4      100.0                 --
  Long-term debt.....................................   1,906.4    1,787.6              1,627
                                                       --------   --------             ------
    Total capitalization.............................   3,180.8    3,089.7              2,870
  Current liabilities................................     766.2      538.2                748
  Deferred credits and other noncurrent
    liabilities......................................   1,350.8    1,343.8              1,317
                                                       --------   --------             ------
    Total............................................  $5,297.8   $4,971.7             $4,935
                                                       ========   ========             ======

    At September 30, 2001, the per share book value of IPC's common stock and preferred stock was $19.03 and $50.00, respectively. Illinova owns all 62,892,213 shares of IPC's outstanding common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

    IPC and Dynegy file annual, quarterly and special reports, proxy statements and other information with the SEC. IPC has filed a statement relating to the consent solicitation on Schedule 14A with the SEC. Illinova and Dynegy have filed a statement relating to the tender offer on Schedule TO with the SEC. In addition, IPC will file a Schedule 14D-9 relating to the tender offer. Because the tender offer is a "going-private" transaction, the Schedule TO filed also includes information required by Rule 13e-3 with respect to the tender offer. The Schedule 14A, Schedule TO, Schedule 14D-9 and such reports and other information contain additional information about IPC, Illinova and Dynegy. You may read and copy any reports, statements or other information filed by IPC, Illinova and Dynegy at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of this and other public reference rooms. These filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at:
"http://www.sec.gov."

    The SEC allows IPC to "incorporate by reference" information into this document. This means that IPC can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and information filed later with the SEC will update and supersede the information in this document.

    IPC incorporates by reference into this document the following documents it previously filed with the SEC under the Exchange Act:

    - IPC's Annual Report on Form 10-K for the year ended December 31, 2000;

    - IPC's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001; and

    - IPC's Information Statement on Schedule 14C filed on October 29, 2001.

    IPC also incorporates by reference into this document each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the expiration date.

    IPC will provide without charge to each person to whom a copy of this document has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this document incorporates. You may request these documents by writing or telephoning us at the following address or phone number: Investor Relations, Dynegy Inc., 1000 Louisiana Street, Suite 5800, Houston, Texas 77002,
(713) 507-6400. We will provide the requested documents within one business day of your request by first class mail or equally prompt means. The information relating to IPC contained in this document does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference.


    If you would like to request documents from IPC, please do so by March 15, 2002 to receive them before the expiration date.


                                 MISCELLANEOUS

    The tender offer is not being made to, and Illinova will not accept tenders from, owners of shares in any jurisdiction in which the tender offer or its acceptance would not be in compliance with the laws of such jurisdiction. Illinova is not aware of any jurisdiction where the making of the tender offer or the tender of shares would not be in compliance with applicable law. If Illinova becomes aware of any jurisdiction where the making of the tender offer, or if the tender of shares, is not in compliance with any applicable law, Illinova will make a good faith effort to comply with such law. If, after such good faith effort, Illinova cannot comply with such law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the owners of shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on Illinova's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                                                      APPENDIX A

                             THE PROPOSED AMENDMENT

    The proposed amendment to IPC's articles of incorporation would delete from
Article V, Section 1, the covenants contained paragraph (f)(1). Paragraph
(f)(2) would remain as paragraph (f). The full text of paragraph (f)(1) is set forth below.

                                   ARTICLE V
                                  *    *    *
                   1. PROVISIONS RELATING TO PREFERRED STOCK
                                  *    *    *

    (f) (1) The Corporation shall not, without the consent (given by vote at a meeting called for that purpose) of the holders of at least a majority of the total number of shares of Preferred Stock then outstanding, issue any unsecured notes, debentures or other securities representing unsecured indebtedness, or assume any such unsecured indebtedness, for purposes other than

        (A) the refunding of outstanding unsecured indebtedness theretofore issued or assumed by the Corporation,

        (B) the reacquisition, redemption or other retirement of any indebtedness which reacquisition, redemption or other retirement has been approved by any regulatory authority having jurisdiction in the premises, or

        (C) the reacquisition, redemption or other retirement of all outstanding shares of Preferred Stock or of any other class of stock ranking prior to, or on a parity with, Preferred Stock as to dividends or other distributions, if immediately after such issue or assumption the total principal amount of all unsecured notes, debentures or other securities representing unsecured indebtedness issued or assumed by the Corporation including unsecured indebtedness then to be issued or assumed would exceed twenty per cent (20%) of the aggregate of

        (a) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Corporation and then to be outstanding, and

        (b) the capital and surplus of the Corporation as then to be stated on the books of account of the Corporation.

                                                                      APPENDIX B

                      INFORMATION CONCERNING DIRECTORS AND
                 EXECUTIVE OFFICERS OF IPC, ILLINOVA AND DYNEGY

DIRECTORS AND EXECUTIVE OFFICERS OF IPC

    DIRECTORS OF IPC. The following table sets forth information concerning the directors of IPC, each of whom is a citizen of the United States.

                                                                     OTHER MATERIAL POSITIONS
  NAME AND ADDRESS*              PRESENT PRINCIPAL OCCUPATION          IN THE PAST 5 YEARS
  -----------------            --------------------------------  --------------------------------
  C. L. Watson............     Chairman of the Board and Chief   Director of Baker Hughes
                               Executive Officer of Dynegy and   Incorporated; founded Natural
                               Chief Executive Officer of        Gas Clearinghouse, a predecessor
                               Illinova                          of Dynegy, in 1985 and served as
                                                                 President and Chief Executive
                                                                 Officer from 1985 to 1995;
                                                                 member of Clearinghouse
                                                                 Management Committee from 1985
                                                                 to 1995 (elected Chairman in
                                                                 1989).

  Stephen W. Bergstrom....     Chief Executive Officer of IPC,   Director of Dynegy and President
                               President and Chief Operating     of Dynegy Marketing and Trade
                               Officer of Dynegy and Executive   (f/ k/a Clearinghouse) since
                               Vice President of Illinova        1995; Executive Vice President
                                                                 and member of Clearinghouse
                                                                 Management Committee from 1989
                                                                 to 1995.

  Larry F. Altenbaumer....     President of IPC and Illinova     Senior Vice President and Chief
                               and Senior Vice President of      Financial Officer of IPC from
                               Dynegy                            1992 to September 1999; Senior
                                                                 Vice President, Chief Financial
                                                                 Officer, Treasurer and
                                                                 Controller of Illinova from
                                                                 June 1994 to September 1999.

  Robert D. Doty..........     Chief Financial Officer and       Various accounting and finance
                               Executive Vice President of IPC   positions with Dynegy from 1991
                               and Illinova and Executive Vice   to May 2000; previously with
                               President and Chief Financial     Andersen.
                               Officer of Dynegy

  Kenneth E. Randolph.....     Executive Vice President and      Management Committee member of
                               General Counsel of Dynegy         Clearinghouse from May 1989 to
                                                                 February 1994; managed
                                                                 Clearinghouse's marketing
                                                                 operations in the western and
                                                                 northwestern U.S. from
                                                                 July 1984 to July 1987;
                                                                 previously associated with Akin,
                                                                 Gump, Strauss, Hauer &
                                                                 Feld, L.L.P.

------------------------

* The address for each director of IPC is c/o Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002.

    EXECUTIVE OFFICERS OF IPC. The following table sets forth information concerning the executive officers of IPC, each of whom is a citizen of the United States.

                                                                     OTHER MATERIAL POSITIONS
  NAME AND ADDRESS*              PRESENT PRINCIPAL OCCUPATION          IN THE PAST 5 YEARS
  -----------------            --------------------------------  --------------------------------
  Stephen W. Bergstrom....     See "Directors of IPC" above.     See "Directors of IPC" above.

  Larry F. Altenbaumer....     See "Directors of IPC" above.     See "Directors of IPC" above.

  David W. Butts..........     Executive Vice President of IPC   Chief Operating Officer of
                               and Senior Vice President of      Illinois Power from
                               Dynegy and Illinova               September 1999 to June 2001;
                                                                 President of Illinova Energy
                                                                 Partners from February 1998 to
                                                                 September 1999; President of
                                                                 Illinova Generating Company from
                                                                 November 1993 to August 1995.

  Robert D. Doty..........     See "Directors of IPC" above.     See "Directors of IPC" above.

  Kathryn L. Patton.......     Senior Vice President, General    Vice President, General Counsel
                               Counsel and Secretary of IPC,     and Secretary of IPC and
                               Vice President and Assistant      Illinova from February 2000 to
                               General Counsel of Dynegy and     July 2001; Senior Director and
                               Secretary of Illinova             Regulatory Counsel of Dynegy
                                                                 from March 1999 to
                                                                 February 2000; Director and
                                                                 Regulatory Counsel of Dynegy
                                                                 from May 1995 to March 1999.

  Peggy E. Carter.........     Vice President and Controller of  Served IPC in various capacities
                               IPC                               from 1985 to 1999, including
                                                                 Business Leader (accounting
                                                                 department) from August 1994 to
                                                                 November 1999.

------------------------

* The address for each executive officer of IPC is c/o Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002.

DIRECTORS AND EXECUTIVE OFFICERS OF ILLINOVA

    DIRECTORS OF ILLINOVA. The following table sets forth information concerning the directors of Illinova, each of whom is a citizen of the United States.

                                                                     OTHER MATERIAL POSITIONS
  NAME AND ADDRESS*              PRESENT PRINCIPAL OCCUPATION          IN THE PAST 5 YEARS
  -----------------            --------------------------------  --------------------------------
  C. L. Watson............     See "Directors of IPC" above.     See "Directors of IPC" above.

  Stephen W. Bergstrom....     See "Directors of IPC" above.     See "Directors of IPC" above.

  Robert D. Doty..........     See "Directors of IPC" above.     See "Directors of IPC" above.

------------------------

* The address for each director of Illinova is c/o Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002.

    EXECUTIVE OFFICERS OF ILLINOVA. The following table sets forth information concerning the executive officers of Illinova, each of whom is a citizen of the United States.

                                                                     OTHER MATERIAL POSITIONS
  NAME AND ADDRESS               PRESENT PRINCIPAL OCCUPATION          IN THE PAST 5 YEARS
  ----------------             --------------------------------  --------------------------------
  C. L. Watson............     See "Directors of IPC" above.     See "Directors of IPC" above.

  Stephen W. Bergstrom....     See "Directors of IPC" above.     See "Directors of IPC" above.

  Larry F. Altenbaumer....     See "Directors of IPC" above.     See "Directors of IPC" above.

  David W. Butts..........     See "Officers of IPC" above.      See "Officers of IPC" above.

  Robert D. Doty..........     See "Directors of IPC" above.     See "Directors of IPC" above.

  Kathryn L. Patton.......     See "Officers of IPC" above.      See "Officers of IPC" above.

------------------------

* The address for each executive officer of Illinova is c/o Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002.

DIRECTORS AND EXECUTIVE OFFICERS OF DYNEGY

    The information concerning Dynegy's directors and executive officers contained in Dynegy's Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2001 is hereby incorporated by reference.

        THE DEPOSITARY FOR THE TENDER OFFER AND CONSENT SOLICITATION IS:

                          MELLON INVESTOR SERVICES LLC
                               85 Challenger Road
                           Ridgefield Park, NJ 07660
                                  FAX NUMBER:
                                 (201) 296-4293
                             FOR FAX CONFIRMATION:
                                 (201) 296-4680

          BY MAIL:                       BY HAND:                 BY OVERNIGHT COURIER:
        P.O. Box 3301             120 Broadway 13th Floor          85 Challenger Road
 South Hackensack, NJ 07606         New York, NY 10271              Mail Stop--Reorg
    Attn: Reorganization           Attn: Reorganization         Ridgefield Park, NJ 07660
            Department                     Department

    Questions regarding how to tender or consent and requests for additional copies of this document, the applicable letter of transmittal and consent, or other documents related to the tender offer or consent solicitation should be directed to the information agent.

    THE INFORMATION AGENT FOR THE TENDER OFFER AND CONSENT SOLICITATION IS:

                          MELLON INVESTOR SERVICES LLC
                           44 Wall Street, 7th Floor
                               New York, NY 10005
                         FOR INFORMATION BY TELEPHONE:
                                 (800) 982-7650

    Questions regarding the terms of the tender offer or the consent solicitation should be directed to the dealer manager/solicitation agent.

     THE DEALER MANAGER FOR THE TENDER OFFER AND THE SOLICITATION AGENT FOR THE
                            CONSENT SOLICITATION IS:

                              MERRILL LYNCH & CO.
                      4 World Financial Center, 7th Floor
                            New York, New York 10080
                     Attention: Liability Management Group
                           (888) ML4-TNDR (654-8637)